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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CIRCUIT CITY STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Circuit City Stores, Inc.

9950 Mayland Drive

Richmond, Virginia 23233

www.circuitcity.com

http://investor.circuitcity.com

Notice of Annual Meeting of Shareholders

DATE	Tuesday, June 26, 2007

TIME	10:00 a.m. Eastern Daylight Time

LOCATION	The Jepson Alumni Center The University of Richmond 49 Crenshaw Way Richmond, Virginia 23173

ITEMS OF BUSINESS	(1) Elect three directors to a three-year term and one director to a two year term;
(2) Ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for fiscal year 2008; and
(3) Transact any other business that may properly come before the meeting and any adjournments of the meeting.

RECORD DATE	You may vote if you are a shareholder of record on April 19, 2007 (the “Record Date”).

Your vote is important. Whether or not you plan to attend the meeting, please vote your proxy as soon as possible. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “How do I vote?” If you plan to attend the meeting in person, please see the information on admission procedures under the heading “May I attend the Annual Meeting?” You are cordially invited to attend the meeting.

By Order of the Board of Directors,

Reginald D. Hedgebeth
Senior Vice President, General Counsel and Secretary

April 27, 2007

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

This proxy statement was mailed to holders of common stock of Circuit City Stores, Inc. (“Circuit City,” the “Company,” “we,” “us” or “our”), a Virginia corporation, on or about May 7, 2007. The Circuit City Board of Directors (the “Board”) is asking for your proxy. By giving us your proxy, you authorize the proxyholders (Reginald D. Hedgebeth and Robert L. Burrus, Jr.) to vote your shares at the Annual Meeting of Shareholders (“Annual Meeting”) according to the instructions you provide. If the Annual Meeting adjourns or is postponed, your proxy will be used to vote your shares when the meeting reconvenes. A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended February 28, 2007, has been mailed to you with this proxy statement.

May I attend the Annual Meeting?

You are invited to attend the meeting. It will be held on Tuesday, June 26, 2007, beginning at 10:00 a.m. E.D.T. at The Jepson Alumni Center, The University of Richmond, 49 Crenshaw Way, Richmond, Virginia 23173.

You will need to present photo identification, such as a driver’s license, and proof of Circuit City stock ownership as of the record date when you arrive at the meeting. If you hold your shares through a bank, broker or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Circuit City stock, such as a bank or brokerage account statement, in order to be admitted to the meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Even if you plan to attend the Annual Meeting, please vote your proxy in advance over the Internet, by telephone or by mail.

Who is entitled to vote?

If you are a shareholder of Circuit City common stock at the close of business on the Record Date of April 19, 2007, you can vote. There were 170,681,424 shares of common stock outstanding and entitled to vote on that date. For each matter properly brought before the Annual Meeting, you have one vote for each share you own.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Circuit City’s transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the “shareholder of record.” The Notice of Annual Meeting, Proxy Statement and Annual Report have been sent directly to you by Circuit City.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Annual Meeting, Proxy Statement and Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the “shareholder of record.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the internet.

How do I vote?

You may vote using any of the following methods:

•

Telephone – You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	Internet – You can vote by visiting the Web site for Internet voting listed on your proxy card. Please have your proxy card available when you go online.

•	Mail – Be sure to complete, sign and date the proxy card and return it in the enclosed postage-paid envelope.

•	In person – You may vote in person at the Annual Meeting.

A valid proxy, if not revoked, will be voted for the election of the nominees for director named in this proxy statement and for ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008 unless you give specific instructions to the contrary, in which event it will be voted in accordance with those instructions. If your shares are held in “street name” by your broker, do not follow the above instructions. Instead, follow the separate instructions provided by your broker.

Can I change my vote?

If you are a shareholder of record, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting by

•	completing and mailing to us a proxy card dated later than your last proxy;

•	submitting a written revocation to the Secretary of Circuit City Stores, Inc. at 9950 Mayland Drive, Richmond, Virginia 23233; or

•	appearing in person and voting at the Annual Meeting.

If your shares are held in “street name” by your broker, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker.

To vote in person at the Annual Meeting, you must attend the meeting and cast your vote in accordance with the voting provisions established for the Annual Meeting. Attendance at the Annual Meeting without voting in accordance with the voting procedures will not in and of itself revoke a proxy. If your broker holds your shares and you want to attend and vote your shares at the Annual Meeting, please bring a letter from your broker to the Annual Meeting identifying you as the beneficial owner of the shares and authorizing you to vote.

What is a “quorum”?

A quorum consists of a majority of the outstanding shares present, or represented by proxy, at the meeting. A quorum is necessary to conduct business at the Annual Meeting. Inspectors of election will determine the presence of a quorum at the Annual Meeting. You are part of the quorum if you have voted by proxy. Abstentions count as shares present at the meeting for purposes of determining a quorum. Shares held by brokers that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

How are votes counted?

Currently, our directors are elected by a “plurality” vote where the four nominees at this 2007 meeting receiving the greatest number of votes cast will be elected. You may vote “for” or “withhold” for the election of directors. Shares held by brokers that are not voted in the election of directors will have no effect on the election of directors. Our corporate governance principles, which are available online at http://investor.circuitcity.com, set forth our procedure if a director-nominee is elected but receives a majority of “withheld” votes. In an uncontested election, any director-nominee for whom greater than 50 percent of the outstanding shares are “withheld” from his or her election would tender his or her resignation for consideration by the Nominating & Governance Committee. The Nominating & Governance Committee would recommend to the Board the action to be taken with respect to such resignation.

Effective July 1, 2007, however, our Bylaws will be changed to follow a “majority” vote standard for director elections. At the 2008 Annual Meeting, you will be able to vote “for,” “against” or “abstain” for each director. Each director will then be elected if the number of votes “for” that director exceeds the number of votes “against.” Under Virginia law, if a director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” To address this, our corporate governance principles will provide that a director in this situation shall tender his or her resignation for consideration by the Nominating & Governance Committee and the full Board.

The appointment of KPMG LLP as the Company’s independent registered public accounting firm will be approved if the votes cast in favor of the action exceed the votes cast against it.

Abstentions and broker non-votes will not be considered cast either for or against a matter. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.

How are shares held in the Employee Stock Purchase Plan voted?

Participants in the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan will receive a form to provide voting instructions to Computershare Trust Co., Inc. for the shares of common stock held on each participant’s behalf by Computershare, as service provider for the plan. The share amounts on the form will include the shares in your plan account. If you also own shares as a record holder, then the form will also allow you to vote those shares by proxy. Voting instructions should be returned, properly executed, in the envelope provided. Participants in the Employee Stock Purchase Plan may also provide voting instructions by telephone or Internet, as described on the proxy card mailed with this proxy statement. Computershare will vote in accordance with your instructions. If you do not return voting instructions or an executed proxy, Computershare will not vote the shares held in your plan account.

Who will pay for the cost of this proxy solicitation?

Circuit City will pay the cost of soliciting proxies. In addition to the solicitation of proxies by mail, our officers and regular employees, without compensation other than their regular compensation, may solicit proxies by telephone, electronic means and personal interview. We have hired Morrow & Co., Inc. of New York, New York, at an approximate cost of $7,500 plus out-of-pocket expenses, to assist in the solicitation of proxies of shareholders whose shares are held in “street name” by brokers, banks and other institutions.

Who will count the vote?

Representatives from our transfer agent, Wells Fargo Shareowner Services, will tabulate the votes.

What does it mean if I get more than one proxy or voting instruction card?

If your shares are registered in more than one name or in more than one account, you will receive more than one card. Please complete and return all of the proxy or voting instruction cards you receive (or vote by telephone or the Internet all of the shares on all of the proxy or voting instruction cards received) to ensure that all of your shares are voted.

How do I comment on Company business?

Space for your comments is provided on the proxy card, or you may send your comments to us in care of the Secretary. Although it is not possible to respond to each shareholder, your comments help us to understand your concerns and address your needs.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors met eight times during the fiscal year ended February 28, 2007.

Information concerning the current membership of the principal oversight committees of the Board and the number of meetings held during the fiscal year is provided in the tables below.

Each director attended at least 75 percent of the aggregate number of meetings of the Board and the committee(s) on which the director served.

Each person who was a director or director-nominee on June 27, 2006 attended the 2006 Annual Meeting. Meetings of the Board and its committees are held in conjunction with the Annual Meeting of shareholders, and all directors and nominees are expected to attend the Annual Meeting of Shareholders.

All members of the Audit, Nominating & Governance, and Compensation & Personnel Committees are independent, non-management directors. The chair of each committee reports decisions and recommendations to the full Board.

Audit Committee

Members	Primary Responsibilities	Meetings
Ronald M. Brill, Chair (1) Carolyn H. Byrd Allen B. King J. Patrick Spainhour Carolyn Y. Woo

•   Assist Board oversight of (i) the integrity of our consolidated financial statements, (ii) compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the internal audit function and independent registered public accounting firm

•   Appoint, set compensation of, and oversee work of our independent registered public accounting firm, including pre-approval of audit and permitted non-audit services

•   Periodically consult with management, internal audit and the independent registered public accounting firm about our internal controls

		12

(1) The Board of Directors has determined that Mr. Brill, the committee’s Chairman, is an “audit committee financial expert.” Nominating & Governance Committee
Members	Primary Responsibilities	Meetings
Mikael Salovaara, Chair (2) Ursula O. Fairbairn Barbara S. Feigin James F. Hardymon Alan Kane	• Identify individuals qualified to become members of the Board • Recommend director nominees • Recommend non-employee director compensation and benefits • Coordinate oversight of management succession planning, evaluation of the Chief Executive Officer, and evaluation of the Board and its Committees • Develop and recommend corporate governance principles to the Board	5

(2)	Lead Director

Compensation & Personnel Committee

Members	Primary Responsibilities	Meetings
Ursula O. Fairbairn, Chair Barbara S. Feigin James F. Hardymon Alan Kane Mikael Salovaara	• Review and approve the executive compensation philosophy • Review and approve executive compensation programs and awards • Review and recommend to the Board, as applicable, short- and long-term incentive compensation plans • Review and recommend to the independent members of the Board the CEO’s compensation • Review and approve other executives’ compensation • Oversee investment allocations of the funds of the Retirement Plan and performance of fund managers.	5

Corporate Governance Documents Available on the Company’s Web Site

The Board has adopted written charters for the Audit, Nominating & Governance, and Compensation & Personnel Committees. Copies of each of the following documents are available on the Company’s investor information home page at http://investor.circuitcity.com and in print to any shareholder who requests them from the Company’s Secretary at Circuit City Stores, Inc., Attn: Corporate Secretary, 9950 Mayland Drive, Richmond, VA 23233:

•	Audit Committee Charter

•	Compensation & Personnel Committee Charter

•	Nominating & Governance Committee Charter

•	Corporate Governance Guidelines

•	Global Code of Business Conduct

In addition, you can find information concerning the Company’s strategic planning process, including the Board’s active involvement in the process, on the Company’s investor information home page at http://investor.circuitcity.com.

Global Code of Business Conduct

The Board of Directors has adopted the Global Code of Business Conduct, which is a code of ethics that applies to all members of the Board of Directors and Company employees, including the Chief Executive Officer; Chief Financial Officer; and Controller and Chief Accounting Officer. The Company satisfies any disclosure obligations with respect to amendments or waivers of the Code of Business Conduct by posting the information on the Company’s investor information Web site at http://investor.circuitcity.com.

Independence

A director of the Company is considered “independent” if he or she meets the independence requirements of the New York Stock Exchange. Affiliation with a customer or supplier of goods or services to us is not considered to be material to a determination of a Board member’s independence so long as payments in any fiscal year to or from us do not exceed 2 percent of the gross revenues of the customer or supplier, or $1 million dollars, whichever is greater. Other commercial and business relationships are evaluated by the Board on a case-by-case basis to determine if they constitute a material relationship. Each director and each director-nominee is responsible for disclosing to our legal department all relationships with us that should be taken into account when determining the member’s or nominee’s independence. Members of the Audit Committee must also meet separate applicable independence requirements under the rules of the New York Stock Exchange adopted in accordance with the Sarbanes-Oxley Act of 2002.

Based on the foregoing criteria, the Board determined that each of the following directors is independent: Mr. Brill, Ms. Byrd, Ms. Fairbairn, Ms. Feigin, Mr. Hardymon, Mr. Kane, Mr. King, Mr. Salovaara, Mr. Spainhour and Ms. Woo.

All members of the Audit; Compensation & Personnel; and Nominating & Governance Committees satisfy the standards of independence for members of such Committees established under applicable law and New York Stock Exchange listing requirements. The Board of Directors has determined that all members of the Audit Committee are “independent” as defined in the applicable listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. In addition, the Board of Directors has determined, in its business judgment, that each member of the Audit Committee is financially literate and that Mr. Brill possesses accounting or related financial management expertise.

Review of Related Person Transactions

The Board of Directors adopted a Related Person Transactions Policy for the review, approval or ratification of transactions involving the Company and a “Related Person.” The term “Related Person” includes directors, director nominees, executive officers, and 5% or greater shareholders and beneficial owners. In addition, any immediate family members or any firm, corporate or other entity in which one of these people is employed or is a general partner or principal would be a related person.

Under the policy, our legal department requests information from directors and executive officers to identify Related Persons. The information is used to identify any transaction or series of transactions in which the Company is a participant, the amount involved exceeds $120,000 and a Related Person has a direct or indirect material interest. Proposed or existing transactions that are identified are submitted to the Board of Directors for consideration. Based on all the relevant facts and circumstances, the Board will determine whether or not to approve a transaction and will approve only those transactions that are in the best interests of the Company. If we become aware of an existing transaction that was not approved under this policy, then it will be referred to the Board who will consider all alternatives, including ratification, amendment or termination of the transaction.

We did not have any Related Person Transactions in fiscal year 2007.

Additional Information about the Compensation & Personnel Committee

The Compensation & Personnel Committee uses a consultant from Towers Perrin HR Services to obtain information about market competitiveness, trends and industry compensation practices. Towers Perrin also advises the Compensation & Personnel Committee on the design of our long-term incentive compensation programs. Towers Perrin is engaged by the Compensation & Personnel Committee and reports to the Compensation & Personnel Committee. The compensation consultant attended all the Compensation & Personnel Committee meetings in fiscal year 2007.

Under the terms of the engagement letter between the Compensation & Personnel Committee and Towers Perrin, they assist the Compensation & Personnel Committee with the following:

•	Providing the Compensation & Personnel Committee with market data for each senior officer position.

•	Providing the Compensation & Personnel Committee with an independent assessment of management recommendations for changes in the compensation structure and design of individual programs.

•	Attending all regularly scheduled Compensation & Personnel Committee meetings.

•

Supporting the Senior Vice President, Human Resources in ensuring that the Company’s executive compensation programs are designed and administered consistent with the Compensation & Personnel Committee’s requirements.

•	Providing periodic support to the Chair and the other members of the Compensation & Personnel Committee.

Towers Perrin and the Compensation & Personnel Committee have agreed that no work shall be undertaken for Circuit City outside of the Towers Perrin engagement letter (unless fees are under $5,000) without prior approval of the Compensation & Personnel Committee’s Chair. In this regard, Towers Perrin performed work for management related to analysis of stock-based compensation burn rate and dilution and assisted with preparation of the information shown in the “Potential Payments Upon Termination or Change-in-Control” section of this proxy statement.

The compensation consultant also advised the Nominating & Governance Committee on setting compensation for non-employee directors. Non-employee director compensation is reviewed annually based upon market data gathered by Towers Perrin for a sample of general industry companies with similar revenues, as well as several specialty consumer electronics retailers. Towers Perrin also provides information concerning current trends in director compensation. Following discussion of this data, the Nominating & Governance Committee provides a recommendation to the Board of Directors concerning compensation for the non-employee directors.

Management provides recommendations to the Compensation & Personnel Committee regarding executive compensation plan design and compensation levels for individual senior executives. The Chief Executive Officer and the Chief Financial Officer review Circuit City’s performance goals and financial budget with the Compensation & Personnel Committee for consideration in establishing incentive compensation targets. The Chief Executive Officer is responsible for performance evaluations of the executives who report to him. He communicates the results of those evaluations to the Compensation & Personnel Committee in connection with his recommendations concerning salary increases and pay adjustments for these executives.

Non-Employee Director Meetings

The non-management directors of the Board meet in executive session at each regularly scheduled Board meeting and at other times, when appropriate. These meetings may include discussion with the Chairman and Chief Executive Officer present for a portion of the discussion. The Lead Director, who is also the chair of the Nominating & Governance Committee, generally presides at the meetings of the non-management directors. In addition, the Lead Director undertakes such other responsibilities as the directors designate, including communicating with the Chairman and Chief Executive Officer on behalf of the non-employee directors.

Shareholder Recommendations for Director Candidates

On behalf of the Board, the Nominating & Governance Committee considers director nominees recommended by the Company’s shareholders. In accordance with the Company’s Bylaws, a shareholder who desires to nominate a person to the Board should submit to the Secretary of the Company written notice of his or her intent to make such nomination. That notice must be given either by personal delivery or by United States mail, postage prepaid, not later than 120 days in advance of the Annual Meeting, or with respect to a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each such notice must set forth:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•

a representation that the shareholder is a record holder of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•

a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•

such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the consent of each nominee to serve as a director of the Company if so elected.

The Company’s Board of Directors embraces the principle that diversity in all respects both strengthens its membership and increases its effectiveness. The Board strives to select for its membership highly qualified individuals who are dedicated to advancing the interests of the Company’s shareholders. When vacancies on the Board occur, the Nominating & Governance Committee seeks individuals who, based on their background and qualifications, can promote this goal in conjunction with the other members of the Board. The Committee actively seeks nominees who will bring diverse talents, experiences and perspectives to the Board’s deliberations. The Committee would evaluate nominees for director proposed by shareholders in the same manner it evaluates other prospective nominees.

Communicating with the Board

Interested parties may communicate with the Lead Director, the non-management directors as a group or the Board of Directors by writing to:

Lead Director

Circuit City Stores, Inc.

9950 Mayland Drive

Richmond, VA 23233

The Board has requested that the Corporate Secretary’s office assist with processing of mail addressed to the Board or addressed to individual directors (other than the Lead Director). Communications are distributed to the Board or to the addressee, with copies to other relevant parties such as Committee Chairs or the Lead Director. Solicitations, marketing or other unsolicited vendor information will be excluded unless it pertains to a substantive matter.

Concerns may also be communicated to the Board by calling the following confidential, anonymous, toll-free Alertline telephone number: (800) 296-4948. Any concern relating to accounting, internal accounting controls or auditing matters will be referred both to the Chairman and to the Chair of the Audit Committee.

ITEM ONE — ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes with staggered three-year terms. The Board, upon the recommendation of the Nominating & Governance Committee, has nominated Barbara S. Feigin, Allen B. King, and Carolyn Y. Woo, whose terms as directors of the Company will expire at the 2007 Annual Meeting, for re-election to the Board.

In addition, the Board, upon the recommendation of the Nominating & Governance Committee, has nominated James F. Hardymon for re-election to a two-year term, to replace Michael E. Foss. Mr. Foss will be resigning from the Board at the June meeting in connection with his departure from the Company to become an executive officer of Petco Animal Supplies, Inc. Although Mr. Hardymon would not otherwise be eligible for re-nomination because of his age, the Board believes that exceptional circumstances exist in this case due to the timing of Mr. Foss’ departure.

Following Mr. Foss’ resignation in June, the size of the Board will be reduced to a total of 11 directors, with Mr. Schoonover serving as the only employee director. The Board has initiated a search for an additional non-employee director but does not expect to complete this process by the date of the Annual Meeting. Your proxy for this Annual Meeting cannot be voted for more than four director nominees. If the Board identifies and appoints an additional non-employee director following the date of the Annual Meeting, that individual will stand for election at the 2008 Annual Meeting and the size of the Board would be increased back to 12 directors.

All nominees have indicated their willingness to serve if elected. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director then shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the Board may designate.

Information about the nominees for election as directors and the other directors of the Company whose terms of office do not expire this year appears below.

Nominees for Election to a Three-Year Term

BARBARA S. FEIGIN, 69, consultant specializing in strategic marketing and branding since February 1999. She served as Executive Vice President, Worldwide Director of Strategic Services and a member of the Agency Policy Council of Grey Global Group, Inc. (formerly Grey Advertising, Inc.), the principal business of which is advertising and marketing communications, from 1983 until her retirement in February 1999. She is a director of VF Corporation. She has been a director of the Company since 1994.

ALLEN B. KING, 60, Chairman and Chief Executive Officer of Universal Corporation, a diversified corporation with operations in tobacco and agri-products, and Chairman and Chief Executive Officer of Universal Leaf Tobacco Company, Inc., international buyers and processors of leaf tobacco, since 2003. Prior to his election as Chief Executive Officer, Mr. King was Chief Operating Officer for more than five years. He is a director of Universal Corporation and Universal Leaf Tobacco Co., Inc. He has been a director of the Company since 2003.

CAROLYN Y. WOO, 53, Dean of the Mendoza College of Business, University of Notre Dame, since 1997. She is a director of AON Corporation and NISource, Inc. She has been a director of the Company since 2001.

Nominee for Election to a Two-Year Term

JAMES F. HARDYMON, 72, retired as Chairman of Textron, Inc. in January 1999. Mr. Hardymon joined Textron, Inc., a public company that produces aircraft, fastening systems, and industrial components and products, in 1989 as President and Chief Operating Officer. He became Chief Executive Officer in 1992 and assumed the title of Chairman in 1993. He is a director of American Standard Companies, Inc. and Lexmark International, Inc. He has been a director of the Company since 1998.

Directors Whose Terms Do Not Expire This Year

RONALD M. BRILL, 63, Private Investor. Mr. Brill served as Executive Vice President and Chief Administrative Officer of The Home Depot, Inc., a home improvement retailer, from 1995 until 2000 and as a director of the same company from 1987 until 2000. He is a director of Pharmaca Integrative Pharmacy, Inc. He has been a director of the Company since 2002. His present term will expire in 2009.

CAROLYN H. BYRD, 58, Chairman and Chief Executive Officer of GlobalTech Financial, LLC, a financial services company, since May 2000. She was President of Coca-Cola Financial Corporation from 1997 to May 2000. She is a director of Rare Hospitality International, Inc. and AFC Enterprises, Inc. She has been a director of the Company since 2001. Her present term will expire in 2008.

URSULA O. FAIRBAIRN, 64, President and Chief Executive Officer of Fairbairn Group LLC, a human resources and executive management consulting company, since April 2005. She served as Executive Vice President, Human Resources and Quality for American Express Company, a diversified global travel and financial services company, from December 1996 until her retirement in April 2005. She is a director of Air Products and Chemicals, Inc., Centex Corporation, Sunoco, Inc. and VF Corporation. She has been director of the Company since 2005. Her present term will expire in 2008.

ALAN KANE, 65, Dean of the School of Business and Technology at the Fashion Institute of Technology (FIT) since 2005. From 1997 to 2006, he was Professor of Retailing at the Columbia Graduate School of Business. Before joining the faculty at Columbia, Mr. Kane spent 28 years in the retailing industry with Federated Department Stores, The May Company, Grossman’s Inc. and a privately held retailer. He is a director of American Eagle Outfitters. He has been a director of the Company since 2003. His present term will expire in 2008.

MIKAEL SALOVAARA, 53, Private Investor. Mr. Salovaara is a retired partner from Goldman, Sachs & Co., an investment banking firm, from 1980 to 1991 and from Greycliff Partners, a merchant banking firm, from 1991 to 2002. He has been a director of the Company since 1995. His present term will expire in 2009.

PHILIP J. SCHOONOVER, 47, Chairman, President and Chief Executive Officer of the Company. Mr. Schoonover joined the Company in 2004 as executive vice president and chief merchandising officer. He was elected president in 2005 and chief executive officer in March 2006. Before joining the Company, he was executive vice president – customer segments at Best Buy Co., Inc., from April 2004 until September 2004; executive vice president – new business development from February 2002 until April 2004; and senior vice president merchandising for five years. He has been a director of the Company since December 2005. His present term will expire in 2009.

J. PATRICK SPAINHOUR, 57, Chairman and Chief Executive Officer of The ServiceMaster Company, a provider of lawn, housekeeping, pest-control and maintenance services since May 2006. He served as Chairman and Chief Executive Officer of Ann Taylor Stores Corporation, a specialty retailer of women’s apparel, shoes and accessories, from 1996 to 2005. He is a director of The ServiceMaster Company and Tupperware Brands Corporation. He has been a director of the Company since 2004. His present term will expire in 2008.

2007 NON-EMPLOYEE DIRECTOR COMPENSATION

During fiscal year 2007, directors who were not employees of Circuit City received a combination of equity-based and cash compensation. Directors who are also employees receive no compensation for service as members of the Board or Board committees. If a director is elected to fill a vacancy between Annual Meetings, the director’s cash retainer and equity-based compensation is prorated for the actual period of service.

Annual Retainer Fees

The cash compensation for non-employee directors included an annual retainer of $60,000 for service on the Board and an additional annual retainer of $5,000 for serving as chair of the Compensation & Personnel or Nominating & Governance Committees. The Lead Director receives an additional retainer of $5,000 per year. The chair of the Audit Committee receives an additional annual retainer of $10,000 per year. Retainer fees are paid quarterly. If a non-employee director attends less than 75 percent of the aggregate meetings of the Board and committees on which the director serves during a year, he or she forfeits 50 percent of the annual cash retainer earned for the year.

Committee Meeting Fees

Committee meeting fees are paid as follows: (i) $1,500 for each day of committee meetings attended that are held in person, and (ii) $750 for each day of committee meetings attended that are held by telephone. No separate fees are paid for Board meetings.

Payment in Stock

Non-employee directors may elect to receive a stock grant in lieu of the retainer, meeting fees or other cash compensation to which the director would otherwise be entitled. The number of shares under the stock grant will equal the amount of fees otherwise payable to the director divided by the fair market value of our common stock on the payment date, rounded to the nearest whole share. All cash compensation, and all stock grants in lieu of cash, are paid quarterly on the dates of our regular dividend payments.

Restricted Stock Units

The non-employee directors’ equity-based compensation for fiscal 2007 was a restricted stock unit grant with a fair market value on the date of grant of $100,000, which vests one year from the date of grant. Non-employee directors are not permitted to sell or transfer the shares underlying the restricted stock units granted until the shares are fully vested and the non-employee director ceases to be a director of the Company. Restricted stock units are generally awarded on the date of the Annual Meeting. Accordingly, on June 27, 2006, the date of the 2006 Annual Meeting of Shareholders, the 10 non-employee directors were each issued a retainer grant of 3,720 shares of restricted stock units, which vest on June 27, 2007.

Stock Ownership Guidelines for Directors

In order to further encourage a link between director and shareholder interests, non-employee directors receive more than half of their director compensation in the form of equity, which they are required to hold while they serve on the Board. Within five years of joining the Circuit City Board, non-employee directors are expected to own an amount of shares or share equivalents equal to five times the annual retainer. Shares or units held by a director under any deferral plan are included in calculating the value of ownership to determine whether this minimum ownership requirement has been met.

Deferred Compensation

Non-employee directors may defer all or part of the annual retainer and committee meeting fees under a deferred compensation plan. On the last day of the fiscal year, a non-employee director’s deferred cash compensation account is credited with an additional amount equal to the product of (1) the average daily balance credited to the Cash Deferral Account during that fiscal year and (2) a percentage which shall be the average of the five-year Treasury Bill rates in effect on the first business day of each fiscal quarter during such fiscal year plus 30 basis points.

Non-employee directors may also defer the restricted stock units awarded to them. Unvested restricted stock units and deferred restricted stock units are credited with additional units equal to the fair market value of the cash dividend payable on the non-vested and deferred restricted stock units listed in the 2007 Director Compensation Table below. The additional units earned become vested at the time the related restricted stock units vest. In fiscal 2007, Ms. Byrd, Ms. Fairbairn, Ms. Feigin, Mr. Hardymon, Mr. Kane, Mr. King, Mr. Salovaara, and Mr. Spainhour deferred this stock grant.

Other Compensation

Non-employee directors may participate in the Circuit City Foundation’s matching gift program. The Foundation will match charitable contributions made by any Circuit City employee up to a total of $1,000 per year, up to $5,000 per year for officers and up to a total of $10,000 per year for non-employee directors.

We pay or reimburse the cost of transportation, lodging and expenses related to Circuit City business and make our aircraft available to transport directors to and from the location of the Board and Committee meetings. On occasion, directors may arrive from or return to a location other than their primary residence or business address due to the timing and schedule for our Board meetings. We calculated the incremental cost to the Company for this travel to other locations when preparing the table shown below. We used the same method described in the notes following the Summary Compensation Table for personal use of corporate aircraft by executive officers.

Directors are covered by our business travel accident insurance policy, which generally covers all employees and directors.

2007 Director Compensation Table

The total fiscal 2007 compensation of our Non-Employee Directors is shown in the following table:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	All Other Compensation ($) (4)	Total ($)
Ronald M. Brill	82,750	106,905	0	189,655
Carolyn H. Byrd	72,000	106,905	0	178,905
Ursula O. Fairbairn	72,000	96,281	6,800	175,081
Barbara S. Feigin	70,500	106,905	2,080	179,485
James F. Hardymon	70,750	106,905	10,000	187,655
Alan Kane	68,250	106,905	0	175,155
Allen B. King	72,750	107,551	0	180,301
Mikael Salovaara	77,000	106,905	10,000	193,905
J. Patrick Spainhour	70,500	105,238	10,000	185,738
Carolyn Y. Woo	68,250	106,905	10,000	185,155

(1)	Includes annual retainer, meeting fees, Committee Chair fees and the Lead Director fee. Dollar amounts reflect fees earned as cash compensation, regardless of whether the director has elected to be paid in cash or stock.
(2)

The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended February 28, 2007, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments,” of awards pursuant to the Circuit City Stores, Inc. 2003 Stock Incentive Plan and thus may include amounts from awards granted in and prior to fiscal 2007. See Note 14 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended February 28, 2007 and Note 16 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended

February 28, 2006 for a description of assumptions underlying valuation of equity awards. Unlike the amount reflected in the consolidated financial statements, this amount does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the director will perform the requisite service to vest in the award.

(3)	The differences in the amounts shown among Board members reflect length of service: Ms. Fairbairn joined the Board in 2005, Mr. Spainhour joined the Board in 2004 and Mr. King joined the Board in August 2003.

The grant date fair value of stock awards in the table for Mr. Brill, Ms. Byrd, Ms. Feigin, Mr. Hardymon, Mr. Kane, Mr. Salovaara and Ms. Woo is as follows: an award of 3,720 restricted stock units on 6/27/06 with a grant date fair value of $99,994; an award of 4,813 restricted stock units on 6/21/05 with a grant date fair value of $79,992; an award of 4,649 restricted stock units on 6/15/04 with a grant date fair value of $58,624; and an award of 8,114 restricted stock units on 6/15/03 with a grant date fair value of $60,003.

The grant date fair value of stock awards in the table for Ms. Fairbairn includes the awards made on 6/27/06 and 6/21/05. For Mr. Spainhour, it includes the awards made on 6/27/06, 6/21/05 and 6/15/04. For Mr. King, it includes the awards made on 6/27/06, 6/21/05, 6/15/04 and an award of 7,438 restricted stock units on 9/1/2003 with a grant date fair value of $76,351.

The following chart provides the number of outstanding stock awards for each director listed in the table above as of February 28, 2007:

Name	Unvested Restricted Stock Units*	Vested Deferred Restricted Stock Units*	Deferred Retainer Units	Non-Qualified Stock Options
Brill	8,538	0	0	8,408
Byrd	8,538	13,025	0	11,153
Fairbairn	6,968	1,611	0	0
Feigin	8,538	14,476	1,451	15,986
Hardymon	8,538	14,476	1,451	15,986
Kane	8,538	13,025	0	0
King	8,538	12,306	0	0
Salovaara	8,538	13,025	0	15,986
Spainhour	8,538	4,754	0	0
Woo	8,538	0	0	12,191

*	includes additional units earned as dividend equivalents

We ceased granting non-qualified stock options and deferred retainer units to Directors in 2002. The options and deferred retainer units shown in the chart above are fully vested and do not impact the value of stock awards listed in the 2007 Director Compensation Table.

(4)	The incremental cost to the Company of perquisites and other personal benefits for each non-employee director did not exceed $10,000. The amounts in the “All Other Compensation” column to the 2007 Director Compensation Table represent the matching contributions made by the Circuit City Foundation on behalf of directors.

COMPENSATION & PERSONNEL COMMITTEE REPORT

The Compensation & Personnel Committee has reviewed and discussed with management the Compensation Discussion & Analysis section which follows this report. Based on the review and discussions, the Compensation & Personnel Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in our proxy statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended February 28, 2007.

Compensation & Personnel Committee

Ursula O. Fairbairn, Chair

Barbara S. Feigin

James F. Hardymon

Alan Kane

Mikael Salovaara

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

OVERVIEW

This Compensation Discussion & Analysis (CD&A) is designed to explain the material elements of compensation paid to our executive officers and provide the material factors underlying our compensation policies and decisions. The information in this CD&A provides context for the compensation disclosures in the tables that follow and should be read along with those disclosures. The Compensation & Personnel Committee of the Board of Directors is referred to as “the Committee” in this CD&A. The terms “we” and “our” refer to Circuit City Stores, Inc. When we refer to the “named executive officers” we are referring to the six individuals listed in the Summary Compensation Table in the “2007 Executive Compensation” section.

Executive Summary

Our executive compensation program consists of base salary and at-risk compensation, both short- and long-term. The elements of our executive compensation program include base salary, an annual performance-based bonus, long-term incentive awards, retirement programs, perquisites and fringe benefits.

The Committee uses a variety of resources, including tally sheets, competitive market analysis, an independent consultant and the external auditors to make decisions about executive compensation that are consistent with our executive compensation philosophy.

The Committee considers Circuit City’s business performance, financial goals and the current industry environment when determining how to apply the Committee’s executive compensation philosophy to decisions about executive compensation.

Background

Several years ago, Circuit City initiated efforts to re-build our company and chart a new strategic course. A significant part of our turnaround effort has been focused on attracting and retaining a strong management team to lead this business transformation.

To motivate the executive officers to focus on our long-term growth targets and remain with the Company during our transformation, we awarded long-term incentive stock awards in fiscal year 2006 covering a multi-year period. These awards are designed to place a significant portion of their compensation at risk and keep incentives aligned with the business challenges and competitive environment. As executive officers have been hired or promoted, we have made additional awards under this program.

The Committee, in consultation with management, set aggressive bonus targets for fiscal year 2007. However, this year proved to be challenging for us. We saw intensified gross margin pressures in the second half of the year within the flat panel television category. We have launched efforts to accelerate the timing of planned initiatives to improve sales and gross margin, as well as improve the efficiency of our expense structure. The management team is focused intently on getting our cost structure more in line with today’s marketplace.

In the midst of this challenging business climate we made a number of key changes to our executive leadership team. In particular, we have changed our executive management structure to improve execution and accountability, to better align all retail channels and to improve the coordination between merchandising and marketing.

As a result of the difficult business environment and our philosophy that a significant portion of executive compensation should be at-risk, the named executive officers did not receive a bonus this year.

EXECUTIVE COMPENSATION PHILOSOPHY

Our executive compensation program is designed to:

•	Align compensation with short- and long-term business objectives and the interests of our shareholders.

•	Attract, motivate, reward and retain executive leadership who will contribute to the long-term success of the company.

•	Reward achievement of high levels of performance that drive long-term business success and enhance shareholder value.

In conjunction with making decisions concerning executive compensation, the Committee reviews external competitive data prepared by the independent consultant. The total direct compensation opportunity consists of base salary and at-risk incentive compensation, both short- and long-term, and is targeted at the median of the competitive market data.

At-risk incentive compensation plans are structured to align compensation with performance. In aligning compensation with performance, we consider current business conditions and the need to balance short- and longer-term results with the ability to retain, attract and motivate an experienced executive team.

The compensation program is designed to reward both individual performance and company performance that exceeds established goals and objectives. Specifically, we have used two different financial measures for the short- and long-term incentive awards to maintain focus on both earnings per share and longer-term gains in net operating profit margin. Operating profit margin is earnings from continuing operations before income taxes as percentage of net sales and operating revenues. We have chosen to balance the allocation between annual and long-term incentives to ensure executives are motivated to achieve both annual and long-term company goals.

As an executive’s responsibility within the organization increases, we allocate a higher portion of his or her salary to at-risk compensation. The target percentage of base salary for payment of the annual performance-based bonus increases from 60% for senior vice presidents to 80% for executive vice presidents and 100% for the chief executive officer. The rationale for this is that as an executive moves higher in the organization, a greater portion of his or her annual and cash-based compensation should be at risk.

Market Competitiveness

The Committee engaged Towers Perrin Human Resources Services to review the competitiveness of our executive compensation program for senior executives. This review focused on base salary, target total cash compensation (equal to salary plus target bonus), and target total direct compensation (equal to salary plus target bonus plus the annualized, expected value of long-term incentives).

Based on a review of our executives’ job duties, Towers Perrin matched our executive positions to various benchmark positions reported in the following two primary surveys:

•	Towers Perrin’s Executive Compensation Data Bank, which reports data from more than 500 companies across a broad range of industries

•	Hay Total Remuneration Survey – Retail Industry

The Towers Perrin data provides general industry information while the Hay survey data includes more than 70 retailers that participate in the survey. For positions commonly found across industries, Towers Perrin developed blended “going rates” based on the average of the 50th percentile retail and general industry data. For positions specific to the retail industry, competitive data was based on the rates in the Hay survey.

Where possible, primary market data was adjusted to correspond to each executive’s approximate scope of responsibility. Further, an effort was made to use data based on companies of a similar revenue size.

Towers Perrin also collected available data from proxy statements for the following companies to use as secondary information: The Home Depot, Inc., Target Corp., Sears Holdings Corp., Walgreen Co., Best Buy Co., Inc., Dillard’s, Inc., TJX Companies, Inc., Gap Inc., Office Depot Inc., Limited Brands, Inc., Nordstrom, Inc., RadioShack Corp. and Federated Department Stores, Inc.

The results of this work on market competitiveness were used for both the annual base salary review process and for individual compensation decisions in connection with hiring and promotion of executive officers. The Committee uses this information as a tool to achieve the executive compensation philosophy principles stated above.

ELEMENTS OF COMPENSATION PROGRAM

Our ongoing executive compensation program consists of the following elements:

•	Base Salary

•	Annual Performance-Based Bonus

•	Long-Term Incentive Awards

•	Retirement Programs

•	Perquisites & Fringe Benefits

In addition, we may provide some of the forms of compensation listed above for a period of time after termination of employment.

Base Salary

Individual base salaries are established in relation to benchmark competitive data and are adjusted to recognize the level of responsibility, business performance, individual performance and internal equity.

The Chief Executive Officer reviews the performance of the executive officers annually and provides a recommendation to the Committee concerning base salary increases for the executives. The independent consultant provides the Committee competitive market information for base salaries. On average, the senior executive officers as a group received an increase of 3.77% as a result of the annual salary review in fiscal year 2007 related to performance in fiscal year 2006. In making decisions about base salary increases, the Committee also takes into account the impact of such increases on target bonus and total cash compensation.

A number of senior executives were hired during fiscal 2007. In setting their base salaries, the

Committee took into consideration their compensation levels at their previous employers, the results of competitive market information for the positions they were hired into and their total cash compensation opportunity. In order to recruit these executives, Circuit City also offered one-time equity awards and sign-on bonuses which replaced compensation opportunities forfeited with previous employers or which were otherwise believed necessary to recruit these executives.

Annual Performance-Based Bonus

Short-term incentive compensation is designed to reinforce the relationship between executive pay and the company’s performance each fiscal year.

The annual performance-based bonus is a cash incentive award that is tied to attainment of company goals that, if achieved, fund the payments under the plan. Senior executives are eligible for target awards in an amount based on a percentage of their base salary. The target levels for the senior executive officer positions, which do not change from year to year, are as follows:

Position	Target bonus percent of base annual salary	Maximum bonus percent of base annual salary
CEO	100%	200%
EVP*	80%	160%
SVP	60%	120%

*includes the Chief Financial Officer

The amount paid to individual executive officers under the annual performance-based bonus plan is equal to the executive’s base annual salary in effect on December 1st multiplied by the target bonus percent applicable to their job position and multiplied by the performance level we achieved as a Company. If achieved, attainment of performance levels is certified by the Committee following the end of the fiscal year based on actual results in our audited financial statements.

For fiscal 2007, the Committee set the criteria for the company performance level based upon earnings per share results. We believe that this was an appropriate performance measure for the annual bonus because it is widely accepted, easily understood, reflects our efforts to grow revenue, and takes into account our goal to reduce and leverage expenses. Achievement of this performance goal is determined based on GAAP earnings as reported in our financial statements, excluding the effects of any change(s) in accounting principles. All determinations regarding the achievement of the performance goal are made by the Committee and expenses related to store and facility closures, if any, are included in the results.

Actual payout opportunity for fiscal year 2007 ranged as shown in the table below, with the 100% payout level intended to represent our target performance goal.

FY07 Goal	Performance Levels
	50%	75%	100%	150%	200%
EPS	$0.75	$0.87	$1.00	$1.15	$1.30

The performance levels shown above were established in connection with projections made in our annual financial planning process at the beginning of the fiscal year. The Committee approved the performance criteria and target levels within the first 90 days of the fiscal year. The Committee approves new targets under the annual performance-based bonus plan each year.

As a result of the challenging competitive environment in the second half of the fiscal year, we did not achieve the earnings per share targets listed above. Consequently, none of the named executive officers who were serving as executives on the last day of the fiscal year received a bonus.

Long-Term Incentive Awards

Long-term compensation consists primarily of stock-based awards. Stock-based awards, whether options or restricted shares, may be awarded based on the executive’s position, experience and performance.

In June 2005, we designed our current long-term incentive program that includes a mixture of restricted stock, performance-accelerated restricted stock and non-qualified stock options. We refer to this long-term incentive plan as the LTIP.

The LTIP is designed to be equivalent to the total awards we would otherwise have made over the course of multiple fiscal years. As a result, we did not make an annual equity award to executives or other key employees participating in the LTIP during fiscal year 2007.

Executives who were employed with us when this program was implemented in June 2005 received equity awards at the following levels based upon their position:

Position	Restricted Stock	Performance Accelerated Restricted Stock	Non-Qualified Stock Options
CEO	100,000	100,000	0	(2)
President	90,000	90,000	340,000
EVP	65,000	65,000	200,000
SVP(1)	35,000	35,000	140,000
SVP	13,500	13,500	54,000

(1)	SVPs on the Management Executive Committee
(2)

At the former CEO’s request, the options that would have been awarded to him were set aside for use in making “Chairman’s Awards” of restricted stock up to an equivalent value to recognize outstanding performance.

We awarded an equal number of shares of restricted stock and performance-accelerated restricted stock under the LTIP as a balance between retaining these executives through the end of the vesting period and providing an incentive to drive results above our business plans by meeting the criteria for acceleration.

Executives who have been hired or promoted to their current position since June 2005 received awards of a pro-rata number of shares of restricted stock, performance-accelerated restricted stock and stock options in the LTIP. In addition, we have awarded options and restricted stock that is not part of the LTIP to newly hired executives in connection with their employment offer and to current executives as recognition for superior performance.

The restricted stock awards under the LTIP will vest 100% on July 1, 2009. The performance-accelerated restricted stock awards under the LTIP will vest on July 1, 2009, with a provision for earlier accelerated vesting based upon attainment of annual operating profit margin at the following levels, which are cumulative:

Operating Profit Margin	Acceleration of shares
2.3%	25% of shares vest
3.25%	50% of shares vest
4.0%	75% of shares vest
4.5%	100% of shares vest

Operating profit margin is earnings from continuing operations before income taxes as a percentage of net sales and operating revenues, as each is reflected in our annual audited consolidated financial statements.

The non-qualified stock options under the LTIP vest at a rate of one-fourth per year from the grant date.

The equity awards under the LTIP to senior executives include a provision requiring the executive officer to retain at least 50 percent of the shares received upon vesting or exercise, after satisfaction of applicable tax liabilities, until the executive officer meets our stock ownership guidelines.

In addition, the restricted stock awards and the performance-accelerated restricted stock awards under the LTIP contain a performance condition applicable to the named executive officers that will prevent shares from vesting unless our stock price has increased to a specified level by the final vesting date for the award. If the stock price is not at the specified level, then the award will remain restricted until it reaches and maintains the required stock price for five consecutive trading days. If that performance condition is not met within three years after the final vesting date, then any shares that had not vested on the final vesting date will be forfeited by the named executive officer. This provision is designed to ensure that the awards are fully deductible for tax purposes when they vest. Upon issuance of the award, the time-based restricted stock and performance-accelerated restricted stock are included in our outstanding shares. Dividends are paid on these shares at the regular dividend rate in effect for our common stock. No dividends are paid on stock options.

Mr. Schoonover’s total compensation for fiscal year 2007 shown in the Summary Compensation Table includes a one-time award of 1,000,000 non-qualified stock options granted upon his promotion to CEO effective March 1, 2006. These stock options will vest one-third on March 1, 2009, one-third on March 1, 2010 and one-third on March 1, 2011. These stock options have a longer vesting period than our normal terms and conditions because this award is designed to provide a long-term incentive to Mr. Schoonover to lead changes in Circuit City’s business that will increase shareholder value. Additionally, the number of options awarded reflects the Committee’s belief that the CEO should have a significant stake in the Company as a shareholder. The award of stock options will allow him to acquire shares necessary to achieve his required stock ownership levels.

Retirement Programs

In fiscal year 2005, we substantially froze our pension plan and a related benefit restoration plan for executives. The benefit restoration plan was designed to provide benefits for the senior executives who were affected by the Internal Revenue Code limits on benefits provided under a pension plan. It is a non-qualified defined benefit plan. Freezing the pension and benefit restoration plans were part of changes to our overall retirement program in fiscal 2005.

Executives who were within 10 years of early or normal retirement under the pension plan in fiscal 2005 remained eligible to receive supplemental benefits under the non-qualified benefit restoration plan. Of the current named executive officers, only Mr. Clark and Mr. Jonas remain eligible for benefits under the benefit restoration plan. They will only receive these benefits if they work for us until retirement.

To remain competitive from a benefits perspective, the Committee adopted a Supplemental 401(k) Plan effective March 1, 2005 that, like the benefit restoration plan, is designed to provide benefits for executives affected by the Internal Revenue Code limits on qualified retirement plans. The Supplemental 401(k) plan is designed to mirror the tax-qualified 401(k) plan. It is not designed to provide any additional benefit features to these executives beyond those available under the qualified plan.

The Supplemental 401(k) Plan is an unfunded, non-qualified deferred compensation plan, under which executives may defer up to 40 percent of their compensation and are eligible to receive a matching contribution of up to 4 percent of their compensation less any matching contribution received under the tax-qualified 401(k) plan. These deferral and matching contribution percentages are the same as the percentages under our regular 401(k) plan.

Matching contributions are made following the same formula used for safe harbor matching contributions under the qualified plan and the investment choices are substantially equal to those offered in the qualified plan. For fiscal year 2007, Mr. Schoonover, Mr. Foss and Mr. Jonas participated in the Supplemental 401(k) Plan.

Perquisites & Fringe Benefits

We provide perquisites to the executive officers, as outlined in the chart following the Summary Compensation Table.

Senior Vice Presidents and above are eligible for:

•	a car allowance of $858 per month,

•	a financial planning allowance of up to $6,000 per year, and

•	participation in the Officer Evaluation Program which provides consumer electronics to the executive for personal use and evaluation of the merchandise.

Additionally, the Chief Executive Officer and the Chief Financial Officer are allowed limited personal use of our aircraft. The Chief Executive Officer may use up to 50 hours per year and the Chief Financial Officer may use up to 30 hours per year. These executives are taxed for their personal use of the aircraft based on a standard industry fare level formula, which equates to roughly the cost of first-class airfare. The aggregate incremental cost of the use of the aircraft for these executives is described further under the Summary Compensation Table in the “Executive Compensation” section.

The Officer Evaluation Program is designed to provide the company with feedback and evaluations concerning merchandise we sell to consumers. In addition, it helps us become more familiar with these products. Executives are allowed to use merchandise with a discounted retail value of up to $8,000 at any given time under the program. After evaluating a product for 18 months, they must then either return it to us or purchase it at its then current-value. The aggregate incremental cost of this program is described further under the Summary Compensation Table in the “2007 Executive Compensation” section.

Senior Vice Presidents and above may also receive:

•	relocation benefits

•	merchandise, and

•	other fringe benefits

We offer relocation benefits to employees when they join the Company. In some cases, the relocation benefits offered to executives are more generous than the relocation benefits that are generally available to other salaried employees.

We incur the cost of travel expenses and merchandise gifts for executives and their spouses in connection with an annual recognition event for our top performing store directors and field personnel. On occasion, we may gross-up the employee’s pay for taxes related to imputed income on these gifts. We consider each of these fringe benefits to be business-related but are reporting them as perquisites to provide full disclosure for investors.

We also provide certain benefits to all employees and/or all full-time employees that are not included as perquisites in the Summary Compensation Table for the named executive officers because they are broadly available. This includes health and welfare benefits, an Associate Discount Program on merchandise, adoption assistance, credit union membership, matching gift contributions to qualifying educational and cultural organizations and an employee stock purchase plan.

Post-Termination Compensation

Under our employment agreements and certain plan documents, the named executive officers may be entitled to post-termination compensation in certain cases. These provisions are detailed further and quantified in the section of this proxy statement titled “Potential Payments Upon Termination or Change-In-Control.”

We provide these benefits to executives because we want their focus to be directed toward business objectives and not disrupted by an actual or rumored change-in-control of the company. Further, we believe that these provisions are necessary to retain key employees during the volatility of our business turnaround and in light of past situations where we were the target of unsolicited offers to acquire the Company. In the event a corporate transaction was being considered, we believe that these provisions would cause the executives to act in the best interest of shareholders without undue concern over how a transaction might affect their personal employment.

To ensure this post-termination compensation is reasonable, the Board of Directors has adopted a policy with respect to employment agreements with executive officers that limits benefits payable in the event of a change-in-control. For employment agreements with executive officers entered into after June 21, 2005 (including written amendments to, but excluding automatic renewals of, existing employment agreements), the value of change-in-control severance benefits payable under the agreements, determined as set forth below, may not exceed 2.99 times the sum of the executive officer’s base salary plus the most recent bonus paid to the executive officer (or, if no bonus has been paid to the executive officer in the executive officer’s current position, the executive officer’s target bonus at a 100% payout).

Of the named executive officers, only Mr. Hedgebeth joined us after this provision was implemented, but it applies to all executive officers who enter into new employment agreements with us.

The following are subject to the 2.99x limit:

•	lump sum severance payments

•	periodic cash payments

•	consulting fees (other than fees paid on an hourly or per diem basis for work actually performed)

•	the value of post-termination employee benefit plan and fringe benefit continuation

•	additional service credit under our frozen non-qualified defined benefit plan

The value of accelerated vesting of stock options and other long-term incentive awards is not subject to the 2.99x limit, nor is accelerated payment of an amount that would otherwise be due to the executive officer at a later date. We believe that accelerated vesting protects an existing award under a stock incentive plan and does not provide an additional severance benefit. Acceleration of payment is only a timing change and we do not view it as providing an additional severance benefit.

Because excise taxes may be imposed on a portion of change-in-control benefits in some cases, excise tax reimbursement and gross-up payments may still apply in these situations. Such payments do not increase the after tax value of benefits to the executive officer, and therefore, we do not count them for purposes of our 2.99x limit.

Our employment agreements also provide for severance payments in the event of the executive’s termination. In the event of a termination without cause or termination by the executive for Good Reason, we will provide cash severance in amounts that range from one times base salary and target bonus up to two times base salary and target bonus plus a pro-rata share of target bonus for the fiscal year in which the termination occurs. Other severance provisions include accelerated vesting of stock that would have vested during the then-current term of the agreement, outplacement services and continuation of employee benefits for up to two years.

OTHER COMPENSATION POLICIES & PRACTICES

Stock Ownership Guidelines

Our stock ownership guidelines require executives to hold specific levels of our stock in order to ensure focus on long-term success and shareholder value. Consistent with this philosophy, the Committee has implemented stock ownership guidelines for the senior executives as follows:

Job Level	# Shares
Chief Executive Officer	325,000
Executive Vice President*	165,000
Senior Vice President (Management Executive Committee)	85,000
Other Senior Executives	45,000

*	includes Chief Financial Officer

The guidelines were effective July 1, 2004. Executives in their positions at that time have until July 1, 2009 to attain the required minimum level. New executives or those promoted into a new position have five years from their date of hire or promotion to attain the required level.

Under the guidelines, non-vested restricted stock and stock options do not count toward ownership until all restrictions lapse or options are exercised. Each year, the Committee evaluates management’s progress in meeting the target levels.

The guidelines are designed to further align management’s long-term interests with that of shareholders by encouraging executives to make a commitment to hold a minimum amount of Circuit City stock. The Committee takes these guidelines into account when making decisions about equity awards to senior executives. Long-term incentive awards are designed to ensure that each executive has the ability to meet their target ownership levels.

Executives who fail to meet these guidelines by the specified date will be expected to hold all shares acquired through stock option exercises, (or the net number of shares remaining after a cashless exercise) until they reach their target level. In addition, these executives will be expected to invest between 25% to 30% of the proceeds from their annual bonus payment until they reach their target level.

Stock Option Practices

We award stock options to senior executive officers. A limited number of non-executives in key roles may also receive options in connection with an employment offer.

Stock option grants and restricted stock awards to senior executives are made at regularly scheduled Committee meetings, which occur every two months. Our Senior Vice President of Human Resources, in consultation with the Chief Executive Officer and the Chief Financial Officer provides the Committee with a recommendation concerning the recipients, the reason for the award and the number of options to be awarded. The Committee is also provided with information concerning stock utilization and the number of shares available under our stock plans. The grant date is the date of the meeting when the options are approved by the Committee. We communicate the fact of the award promptly to the executive and we issue a written award letter setting forth our obligations under the award.

Stock option grants to non-executives in connection with hiring or promotion are granted on the first day of the month following the hire date or effective date of a promotion. The Board delegates authority to the CEO to grant a limited number of equity awards for that purpose and the awards are reported to the Committee at the next regular meeting. We do not use written consents in connection with stock option awards.

We do not coordinate the issuance of stock options with the release or withholding of material non-public information. The date of our regular Committee meetings is established at least one-year in advance without regard to the expected release dates for earnings or other announcements.

Other stock awards are generally made as part of a long-term or annual stock incentive award program and approved by the Committee, with the grant date specified in advance as part of the proposed Committee resolutions.

Stock options are awarded at the fair market value of our stock on the grant date, as defined in the stock incentive plan; no “discounted” options are awarded. Until December 2006, fair market value was defined in the stock incentive plan as the average of the high and low prices of our stock on the grant date. Effective December 14, 2006, fair market value is now defined in the plan as the closing price on the grant date. This change was made to simplify disclosure for investors under the new proxy statement rules.

Prohibition on Repricing and Reloads

As a matter of policy, our stock incentive plans prohibit the surrender of a stock option in consideration for the grant of a new option with a lower exercise price or for another equity award. We are not allowed to make changes to the plan that would permit this practice without shareholder approval. In addition, the Committee cannot take any action which would reduce the exercise price of a stock option or stock appreciation right, whether by amendment, cancellation or otherwise, after such award is granted.

Executive Compensation Recovery Policy

It is our policy that we will, to the extent permitted by governing law, require reimbursement of a portion of any performance-based bonus paid to any senior executive officer after March 1, 2007 where

•

the payment was based on the achievement of certain financial results that were subsequently the subject of a substantial financial restatement, as determined by the non-management members of the Board;

•	in the view of the non-management members of the Board, the officer personally engaged in fraud or misconduct that caused or partially caused the need for substantial financial restatement; and

•	a lower payment would have been made to the officer based upon the restated financial results.

In each such instance we will, to the extent practicable, seek to recover the amount by which the individual officer’s annual bonus for the relevant period exceeded the lower payment that would have been made to the officer based upon the restated financial results, plus a reasonable rate of interest; provided that we will not seek to recover bonuses paid more than three years prior to the date the applicable restatement is disclosed.

Accounting & Tax Considerations

The Committee considers accounting and tax implications when making compensation decisions.

Under Section 162(m) of the Internal Revenue Code, non-performance based compensation paid to the named executive officers in excess of $1 million dollars is not tax-deductible. Certain other criteria apply for performance-based compensation to be deductible. Where possible, we try to preserve the tax deductibility of executive compensation. From time to time, we may award compensation that is not fully deductible when deemed necessary by the Committee, balancing tax efficiency with the objectives of our executive compensation philosophy.

In addition, our deduction for personal use of the corporate aircraft by the CEO and CFO is limited because we report this compensation as income to them using a standard industry fare level calculation, but we are required by the Internal Revenue Service to compute the cost of this perquisite to us on a higher non-deductible basis.

2007 EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2007. The table below sets forth for the fiscal year ended February 28, 2007, the compensation earned by the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers and one individual for whom disclosure would have been required but who was not serving as an executive officer at the end of the fiscal year. We refer to these individuals as our named executive officers.

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)		Total ($)
Philip J. Schoonover Chairman, President & CEO	2007	894,615	0	1,074,852	4,777,004	0	—	208,477		6,954,948
Michael E. Foss EVP, Chief Financial Officer	2007	570,192	0	544,120	504,513	0	713	56,355		1,675,893
George D. Clark, Jr. EVP, Multi-channel Sales	2007	523,462	0	517,800	314,557	0	179,865	25,838		1,561,521
Reginald D. Hedgebeth SVP, General Counsel & Secretary	2007	337,115	0	307,130	440,326	0	—	24,559		1,109,129
Eric A. Jonas, Jr. SVP, Human Resources	2007	370,192	0	288,058	390,492	0	68,591	49,947		1,167,281
Brian E. Levy Former SVP & CEO of InterTAN	2007	215,124	71,433	(199,922)	576,728	0	—	2,493,442	(5)	3,156,805

(1)	Mr. Levy resigned effective March 23, 2006. In addition, Mr. Foss provided notice on February 19, 2007 that he would resign in April 2007. The stock awards and option awards shown for Mr. Levy in the table above reflect the reversal of stock-based compensation expense recognized by the company in fiscal 2007 as a result of his resignation.
(2)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended February 28, 2007, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments,” of awards pursuant to the Circuit City Stores, Inc. 2003 Stock Incentive Plan and thus may include amounts from awards granted in and prior to fiscal 2007. See Note 14 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended February 28, 2007 and Note 16 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended February 28, 2006 for a description of assumptions underlying valuation of equity awards. Unlike the amount reflected in the consolidated financial statements, this amount does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite service to vest in the award.
(3)

Mr. Schoonover, Mr. Hedgebeth and Mr. Levy are not eligible to participate in the frozen defined benefit plans. Mr. Foss has a frozen pension benefit based on two years of service which would have become vested if he had earned five years of service; he is not eligible to receive benefits under the non-qualified benefit restoration plan. Mr. Clark and Mr. Jonas each have a frozen vested pension benefit and are sustained participants in the non-qualified benefit restoration plan. The aggregate annual change in the actuarial present value of accumulated benefits under these plans for Mr. Foss, Mr. Clark and Mr. Jonas are shown above and comprised of the following amounts:

	Change in Pension Benefit Value ($)	Change in Benefit Restoration Plan Value ($)
Michael E. Foss	713	0
George D. Clark, Jr.	6,609	173,256
Eric A. Jonas, Jr.	3,107	65,484

(4)	All Other Compensation for the named executive officers includes the following:

Name	Year	Company Match Under Defined Contribution Plans ($)	Cost of Basic Life Insurance ($)	Relocation Payment ($) (a)	Company Contribution to Stock Purchase Plan ($)	Payment in Connection with Termination ($)	Matching Contributions by Circuit City Foundation ($)	Perquisites and Other Personal Benefits ($)		Total ($)
Schoonover	2007	35,785	1,051	50,000	—	—	5,000	116,641	(b)	208,477
Foss	2007	22,808	471	—	—	—	2,000	31,077	(c)	56,355
Clark	2007	4,554	845	—	—	—	2,500	17,939	(d)	25,838
Hedgebeth	2007	2,092	297	—	—	—	1,000	21,169	(e)	24,559
Jonas	2007	24,048	4,059	—	—	—	3,250	18,590	(e)	49,947
Levy	2007	3,474	—	—	3,641	2,483,316	0	3,011	(f)	2,493,442

(a)	In connection with his promotion to CEO, Mr. Schoonover was provided with a payment of $50,000 for relocation expenses that are not otherwise reimbursable by the Company.
(b)

The amount shown for Mr. Schoonover includes: $92, 971 representing the incremental cost to Circuit City for personal use of the corporate aircraft. The amount also includes an aggregate of $23,670 for car allowance, financial planning reimbursement, value of merchandise acquired in fiscal year 2007 through the officer evaluation program and gifts of merchandise.

(c)

The amount shown for Mr. Foss includes: the incremental cost to Circuit City for personal use of the corporate aircraft (which was less than $25,000), car allowance, value of merchandise acquired in fiscal year 2007 through the officer evaluation program and gifts of merchandise.

(d)	The amount shown for Mr. Clark includes: car allowance, value of merchandise acquired in fiscal year 2007 through the officer evaluation program and gifts of merchandise.
(e)

The amounts shown for Mr. Hedgebeth and Mr. Jonas includes: car allowance, financial planning reimbursement, value of merchandise acquired in fiscal year 2007 through the officer evaluation program and gifts of merchandise.

(f)	The amount shown for Mr. Levy includes car allowance.
(5)	In connection with his employment agreement, Mr. Levy was entitled upon his termination to receive payments for liabilities assumed by InterTAN Canada, Ltd and guaranteed by Circuit City under the InterTAN, Inc. Deferred Compensation Plan. This deferred compensation was accelerated and paid in a one-time payment of $2,483,316 on May 30, 2006.

Perquisites

In accordance with SEC rules, we report the amount of each perquisite that exceeds the greater of $25,000 or 10% of the aggregate perquisites granted to each named executive officer.

In fiscal 2007, the executive officers were eligible for a car allowance of $858 per month, reimbursement of financial planning expenses of up to $6,000 and participation in the officer evaluation program. Under the officer evaluation program, executives may select merchandise for evaluation and personal use. Participants may have a maximum of $8,000 worth of merchandise at a time. After eighteen months, executives may return the merchandise or purchase the merchandise at a discounted rate. The incremental cost to us is calculated by summing the discounted retail price of each product acquired in fiscal year 2007 by the named executive officer.

We calculate the incremental cost of personal use of our aircraft by calculating fuel cost per mile and adding expenses such as crew expenses, ramp fees, landing fees and catering. We also include the incremental tax expense that is incurred because these executives are taxed for their personal use of the corporate aircraft based on a standard industry fare level formula rather than the full cost of operating the aircraft. We do not include in our calculation non-variable items such as maintenance, labor, parts, engine restoration, crew salaries, hangar, insurance, training and weather monitoring services.

2007 Salary Information

Mr. Schoonover was named Chief Executive Officer effective March 1, 2006 and Chairman of the Board effective June 27, 2006, upon the retirement of former Chairman and CEO, W. Alan McCollough. The Committee approved an increase in Mr. Schoonover’s base salary from $725,000 to $900,000. The size of the increase reflects the significant increase in his responsibilities as CEO. This amount is approximately $75,000 less than the base salary of the former CEO, however, reflecting the fact that Mr. Schoonover is new to this position.

As part of the annual performance review in April 2006, Mr. Foss received a base salary increase from $550,000 to $575,000, an increase of 4.5%, reflecting his strong performance as CFO and his additional responsibilities for oversight of the international segment operations.

Mr. Clark was promoted to the level of Executive Vice President effective March 1, 2006. He received a base salary increase in connection with this promotion. Mr. Clark’s base salary increased to $525,000 from $475,000 or 10.5%.

As part of the annual performance review in April 2006, Mr. Jonas received a 7.0% base salary increase from $350,000 to $375,000, and Mr. Hedgebeth received a 4.6% base salary increase from $325,000 to $340,000.

Employment Agreements

We have employment agreements with each of the named executive officers. Generally, the employment agreements provide for annual salary review and participation in our bonus, stock incentive and other employee benefit programs. Each agreement contains provisions confirming the executive’s obligation to maintain confidentiality of our information and not to compete with Circuit City for a specified period of time after his or her employment ends.

These employment agreements address the following termination scenarios:

•	Termination due to Death or Disability

•	Termination for Cause

•	Involuntary Termination by the Company Without Cause

•	Termination by Executive with Good Reason

•	Termination following a Change-in-Control

If an executive dies while performing responsibilities under the employment agreement, we will be obligated to pay benefits to his or her survivors as determined by our retirement, insurance and employee benefit programs. In addition, the employment agreement provides that all stock grants would become immediately vested and exercisable by the executive’s survivors or estate.

If an executive becomes unable to perform normal duties because of any physical or mental illness or injury, then we consider that executive disabled for purposes of the employment agreement if (i) the condition has persisted for 180 days in a 12 month period, (ii) a physician has certified that the executive is unlikely to be able to return to normal duties, or (iii) the disability insurer covering the executive has determined that the executive is totally disabled. We would have the right to terminate the executive’s employment for disability and would be obligated to pay the executive accrued salary and any unpaid earned bonus. In addition, all stock grants, other than performance-based restricted stock, would become immediately vested and exercisable by the executive or his or her personal representatives. The executive may also have other vested rights and benefits under our compensation programs such as disability insurance or retirement benefits that would provide for payments in this scenario.

We can terminate an executive for “cause” if he or she materially breaches the terms of the employment agreement and does not cure the breach within ten days notice. Cause also generally includes gross negligence, misconduct, refusal to abide by policies and procedures, conviction of a felony or crime of moral turpitude, illegal conduct, dishonesty, fraud, or failure to disclose a conflict of interest. If we terminate an executive for cause under the employment agreement, then we only owe the executive his or her salary through the termination date.

If we decide to end an executive’s employment for any reason other than death, disability or cause, then we are obligated to pay certain benefits in connection with an “Involuntary Termination by the Company Without Cause.” This would include our decision not to renew the executive’s employment agreement at the end of a term or renewal period. In the event of Involuntary Termination Without Cause, the employment agreements specify that we would pay the executive an amount ranging from one to two times their base salary and target bonus, provide health and welfare benefit plan participation for one to two years, provide up to $50,000 in outplacement services, accelerate vesting of stock options and restricted stock (other than performance-based) that would have vested during the current term of the agreement and (if applicable) provide age and service credit under the pension, medical and other benefit plans. In addition, certain executives would also be entitled to a pro-rata target bonus for the year in which the termination occurs. The specific time periods and provisions applicable to each of the named executive officers under this scenario are described in the section titled “Potential Payments Upon Termination or Change-In-Control.”

If we reduce or limit an executive’s salary, annual bonus, long-term incentive plan participation, benefits or other compensation arrangement without the executive’s consent and in a manner that is not consistent with other similarly situated executives, then the executive may give us notice that he or she is terminating the employment agreement for “Good Reason.” We would have an opportunity to cure the event or circumstance, but if we did not, we would owe the executive the same benefits as if we had terminated his or her employment without cause.

The employment agreements also provide that a change-in-control occurs if an individual, entity or group acquires more than 35% of Circuit City’s common stock; a majority of the incumbent members of our Board of Directors are replaced; or there is a merger, consolidation or sale of substantially all of the assets of Circuit City. If a change-in-control occurs and an executive’s employment is terminated within a specified time period following the change-in-control, then the executive would be due certain benefits upon termination. Benefits would also be due if the executive voluntarily terminates for any reason in the thirteenth month following a change-in-control.

These provisions are quantified in the section of this proxy statement titled, “Potential Payments Upon Termination or Change-In-Control” and the specific terms and conditions applicable to each of the named executive officers is listed in that section.

Finally, an executive may voluntarily resign under the employment agreement by giving us 45 days notice. We can ask the executive not to work during that notice period, but we are obligated to pay his or her salary and all vested benefits through the end of the notice period.

Grants of Plan-Based Awards for Fiscal 2007. The following table shows cash incentive awards under the 2003 Annual Performance-Based Bonus Plan and awards of restricted stock and non-qualified stock options under the 2003 Stock Incentive Plan.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Schoonover	—	—	450,000	900,000	1,800,000	—	—	—	—	—		—		—	—
	3/1/06	2/20/06	—	—	—	—	30,000	—	—	—		—		—	715,500	(5)
	3/1/06	2/20/06	—	—	—	—	—	—	—	1,000,000	(3)	23.845	(4)	23.92	15,320,000	(5)
Foss	—	—	230,000	460,000	920,000	—	—	—	—	—		—		—	—
Clark	—	—	210,000	420,000	840,000	—	—	—	—	—		—		—	—
	3/1/06	2/20/06	—	—	—	—	30,000	—	—	—		—		—	715,500	(5)
Hedgebeth			102,000	204,000	408,000	—	—	—	—	—		—		—	—
Jonas			112,500	225,000	450,000	—	—	—	—	—		—		—	—
Levy	—	—	—	—	—	—	—	—	—	—		—		—	—

(1)	Target levels and maximum payout under the 2003 Annual Performance Based Bonus Plan for the named executive officers is as follows:

Name	Target bonus as percent of base salary	Maximum bonus as percent of base salary
Schoonover	100%	200%
Foss	80%	160%
Clark	80%	160%
Hedgebeth	60%	120%
Jonas	60%	120%
Levy	—	—

Threshold levels shown in the table represent a 50% payout under the bonus plan, which is the minimum performance level under the plan. As described in the Compensation Discussion & Analysis, no amounts were awarded to the named executive officers under the plan for fiscal 2007 because the performance thresholds were not achieved.

For fiscal 2008, the Committee has again set the criteria for the company performance level based upon earnings per share.

(2)	Under our long-term equity incentive program, Mr. Schoonover and Mr. Clark were granted performance-accelerated restricted stock in connection with their promotions in March 2006. The awards were approved at a Compensation & Personnel Committee meeting on February 20, 2006 but were effective March 1, 2006 which was the effective date of the promotions. Accelerated vesting of a percentage of the shares will occur if Circuit City achieves an Operating Profit Margin, measured as of each fiscal year end for fiscal years 2008 and 2009. The awards will vest 25 percent if the Operating Profit Margin is 2.3 percent; 50 percent at 3.25 percent; 75 percent at 4.0 percent; and 100 percent at 4.5 percent. If accelerated vesting does not occur, the shares will vest 100% on July 1, 2009.

Mr. Schoonover and Mr. Clark were also awarded shares of restricted stock in connection with their promotions. This stock will vest 100 percent on July 1, 2009, subject to the market condition described below.

Both the performance-accelerated restricted stock and the restricted stock awards are subject to a stock price performance condition that will prevent shares from vesting unless our stock price has increased to a specified level by the final vesting date for the award. If the stock price is not at the specified level, then the award will remain restricted until it reaches and maintains the required stock price for five consecutive trading days. If that performance condition is not met within three years after the final vesting date, then any shares that had not vested on the final vesting date will be forfeited by the named executive officer.

(3)	Mr. Schoonover was granted non-qualified stock options in connection with his promotion. The options will become exercisable in three equal installments on each of the third, fourth and fifth anniversaries of the grant date.
(4)	Exercise price was calculated based on the average of the high and low stock price on the date of grant. Until December 2006, fair market value was defined in the stock incentive plan as the average of the high and low prices of our stock on the grant date. Effective December 14, 2006, fair market value is now defined in the plan as the closing price on the grant date. This change was made to simplify disclosure for investors under the new proxy statement rules.
(5)	The grant date fair value of these stock and options awards reflects the full accounting expense, as of the grant date, that will be recognized by the Company over the course of multiple years and does not necessarily represent the value that will be realized by the executive officer upon vesting or exercise.

Outstanding Equity Awards at 2007 Fiscal Year-End. The following table shows outstanding equity awards held by the named executive officers as of February 28, 2007.

Name	Option Awards							Stock Awards
	No. of Securities Underlying Unexercised Options (#) Exercisable		No. of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Schoonover	233,334 85,000 — —	(1) (2)	116,666 255,000 1,000,000 —	(1) (3)	— — — —	15.63 16.62 23.845 —	10/04/14 06/21/15 03/01/16 —	— — — 12,500	(4)	$	— — — 237,500	— — — 210,000	(5)	$	— — — 3,990,000
Foss	— 37,500 16,667 50,000 —	(7) (8) (2)	7,500 — 8,333 150,000 —	(6) (8) (2)	— — — — —	6.81 7.395 12.84 16.62 —	06/16/11 06/17/13 08/17/14 06/21/15 —	— — — — —			— — — —	— — — — 130,000	(5)	$	— — — — 2,470,000
Clark	20,000 16,742 40,000 37,498 20,000 50,000 35,000 —	(9) (10) (11) (12) (13) (7) (1)	— — — — — — 105,000 —	(1)	— — — — — — — —	27.21 23.48 8.30 14.52 5.61 7.395 16.62 —	06/15/07 06/13/08 04/10/09 04/08/10 04/15/11 06/17/13 06/21/15 —	— — — — — — — —			— — — — — — —	— — — — — — — 100,000	(5)	$	— — — — — — — 1,900,000
Hedgebeth	10,000 35,000 —	(14) (15)	20,000 105,000 —	(14) (15)	— — —	17.925 17.925 —	07/11/15 07/11/15 —	—				70,000	(5)		$1,330,000
Jonas	5,250 5,750 7,000 20,000 35,000 — —	(16) (13) (17) (8) (2)	— — — 10,000 105,000 7,000 —	(8) (2) (18)	— — — — — — —	27.21 5.61 12.165 12.84 16.62 12.165 —	06/15/07 04/15/11 06/01/14 08/17/14 06/21/15 06/01/14 —	—				70,000	(5)		$1,330,000
Levy	—		—		—	—	—	—			—	—			—

(1)	The options vest in three equal annual installments beginning on October 4, 2005.
(2)	The options vest in four equal annual installments beginning on July 1, 2006.
(3)	The options vest in three equal annual installments beginning on March 1, 2009.
(4)	The shares vest in two equal annual installments beginning on October 4, 2006.

(5)	One-half of the shares are subject to accelerated vesting. All shares will vest on July 1, 2009 if acceleration does not occur, subject to a stock price performance condition.
(6)	The options will vest in four equal annual installments beginning on June 16, 2004.
(7)	The options vested 100 percent on February 28, 2006.
(8)	The options will vest in three equal annual installments beginning on September 1, 2005.
(9)	The options vested on June 15, 2003.
(10)	The options vested on June 13, 2004.
(11)	The options vested on April 10, 2004.
(12)	The options vested on April 8, 2005.
(13)	The options vested on April 15, 2006.
(14)	The options vest in three equal annual installments beginning on July 11, 2006.
(15)	The options vest in four equal annual installments beginning on July 11, 2006.
(16)	The options vested on June 15, 2002.
(17)	The options vested on June 1, 2006.
(18)	The options will vest on June 1, 2007.

Option Exercises and Stock Vested in Fiscal 2007. The following table shows amounts received upon exercise of options or the vesting of stock during the fiscal year ended February 28, 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Philip J. Schoonover	—	—	12,500	316,250
Michael E. Foss	60,000	1,115,831	14,742	423,210
George D. Clark, Jr.	20,998	126,252	2,250	52,571
Reginald D. Hedgebeth	—	—	—	—
Eric A. Jonas, Jr.	—	—	—	—
Brian E. Levy	239,036	4,382,369	—	—

(1)	Amounts listed in the table above as value realized on exercise of option awards are calculated by determining the difference between the market price of the underlying shares on the date of exercise and the exercise price of the options. These amounts do not include amounts withheld or paid for taxes, fees or exercise costs.
(2)	Amounts listed in the table above as value realized on vesting of the shares of stock awards are calculated by multiplying the number of shares of stock by the market value of the shares on the vesting date. These amounts do not include amounts withheld or paid for taxes and fees.

POST-EMPLOYMENT COMPENSATION

Pension Benefits as of Fiscal 2007

Circuit City has maintained a defined benefit pension plan and a related non-qualified benefit restoration plan. These defined benefit plans were frozen in fiscal year 2005 in connection with changes in our employee benefit plans that included providing additional company matching contributions under the defined contribution plans.

The following table provides the actuarial present value of each named executive officer’s total accumulated benefit under the pension plan and the benefit restoration plan as of February 28, 2007:

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Philip J. Schoonover	—	—		—	—
Michael E. Foss	Pension Plan	2		22,308	—
George D. Clark, Jr.	Pension Plan	22		218,344	—
	Benefit Restoration Plan	24	(1)	537,444	—
Reginald D. Hedgebeth	—	—		—	—
Eric A. Jonas, Jr.	Pension Plan	7		90,145	—
	Benefit Restoration Plan	9		138,582	—
Brian E. Levy	—	—		—	—

(1)	The actual number of years of service earned by Mr. Clark is 22 but his benefit payment as a sustained participant under the restoration plan will include service performed after the plan was frozen.

Mr. Schoonover and Mr. Hedgebeth are not eligible to participate in either plan because the plans were frozen before they were eligible to participate. Mr. Foss has a frozen pension benefit based on two years of service, which would have vested if he continued employment with us for one more year. Mr. Foss is not eligible to receive benefits under the benefit restoration plan. Mr. Clark and Mr. Jonas have frozen vested pension benefits. If they remain employed with us until retirement, they will be entitled to receive a supplemental benefit under the benefit restoration plan. None of the named executive officers are currently eligible for early retirement.

The values in the table above were calculated in accordance with generally accepted accounting principles using the same assumptions used for financial statement valuation purposes. The values were calculated based upon our normal retirement age of 65 and were based upon the named executive officer’s average compensation for the five highest consecutive of the last 10 calendar years of employment. For additional information about the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit, please refer to footnote 15 to the financial statements in our Annual Report on Form 10-K for the year ending February 28, 2007.

For purposes of both plans, compensation of participants includes base pay, bonuses, overtime and commissions and excludes amounts realized under any employee stock purchase plan or stock incentive plan. Compensation for those individuals listed in the Summary Compensation Table for benefit determination purposes is therefore substantially the same as the amounts listed in the salary, bonus and non-equity incentive plan awards columns.

Pension Plan

The pension plan covers employees who, as of February 28, 2005, had reached age 21 and completed one year of service. The pension plan was frozen as of February 28, 2005, except for employees who were (i) within three years of their early retirement date; (ii) had reached their early or normal retirement date; or (iii) were permanently disabled before March 1, 2005.

Benefits under the pension plan are based on a designated percentage of the average of compensation for the five highest consecutive of the last 10 calendar years of employment, multiplied by years of credited service, and integrated with Social Security covered compensation. The formula for calculating the annual benefit at Normal Retirement is as follows: (i) 0.85 percent of the participant’s Highest Average Earnings, plus (ii) 0.65 percent of the excess of the participant’s Highest Average Earnings over the participant’s social security covered compensation, multiplied by (iii) the participant’s years of benefit service earned through February 28, 2005 (not to exceed 35 years) except for grandfathered participants who still continue to earn benefit service.

Benefit service accrued up to February 28, 1989, however, was subject to the terms of a prior retirement plan, with a different accrued benefit formula.

Benefit Restoration Plan

The Internal Revenue Code imposes certain limits related to pension plan benefits. The benefit restoration plan was designed to compensate executives for any resulting reduction in their pension plan benefit due to the IRS limits up to the plan’s maximum benefit limit. The benefit restoration plan uses the same formula as the pension plan without restrictions on compensation minus the amount of the participant’s benefit payable under the pension plan. The total combined retirement benefit will be equal to the amount resulting from the formula described above without applying any of the IRS limitations.

For fiscal 2007, the Internal Revenue Code limit on the annual retirement benefits that may be paid from the pension plan was $175,000 and the limit on the amount of compensation that may be recognized by the pension plan was $220,000. Any annual pension benefit accrued over $175,000 would have been payable under the benefit restoration plan. The maximum annual benefit payable under the benefit restoration plan was $437,500 for fiscal 2007.

The benefit restoration plan was also frozen as of February 28, 2005, except for a sustained group of participants who, as of that date, were within 10 years of attaining their early retirement date or normal retirement date. None of the named executive officers is currently eligible for early retirement.

As of February 28, 2007, there were 29 active senior executives participating in the benefit restoration plan and 15 participants who were retired, terminated or disabled at the time the plan was frozen and are receiving or are entitled to receive benefits. All other senior executives are ineligible to participate in the benefit restoration plan. The accumulated benefit obligation under the benefit restoration plan at February 28, 2007 was $14.3 million. The plan is unfunded. The Board of Directors has the authority to award past service credits and accelerated service benefits.

Non-qualified Deferred Compensation at Fiscal 2007

The following table provides specific information for each named executive officer for the Supplemental 401(k) Plan as of February 28, 2007:

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earning in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Philip J. Schoonover	64,769	25,908	9,567	0	100,244
Michael E. Foss	101,866	20,154	33,999	0	311,988
George D. Clark, Jr.	0	0	0	0	0
Reginald D. Hedgebeth	0	0	0	0	0
Eric A. Jonas, Jr.	18,867	15,094	13,318	0	91,316
Brian E. Levy	—	—	—	—	—

(1)	100% of these amounts are included in the amounts reported in the salary column of the Summary Compensation Table for the named executive officers.
(2)	None of these amounts are included in the amounts reported in the salary column of the Summary Compensation Table for the Named executive officers in the current or prior years.

Circuit City sponsors a Supplemental 401(k) Plan for U.S.-based employees which, like the benefit restoration plan, is designed to provide benefits for executives affected by Internal Revenue Code limits on qualified retirement plans. The Supplemental 401(k) Plan is an unfunded, non-qualified deferred compensation plan, under which these executives may defer up to 40 percent of their compensation and are eligible to receive a matching contribution of up to 4 percent of their compensation, minus the amount contributed as a matching contribution under the tax-qualified 401(k) Plan. Matching contributions are made following the same formula used for safe harbor matching contributions under Circuit City’s tax-qualified 401(k) Plan.

All cash compensation earned after one of the IRS limitations is met under the qualified 401(k) plan is eligible for deferral under the Supplemental 401(k) Plan. Participants are fully vested in their accounts and may direct the investment of their accounts in investment funds substantially equal to those offered under Circuit City’s tax-qualified 401(k) Plan. The investments are hypothetical, with the amounts earned on the accounts corresponding to the relevant rates of return associated with the selected investment funds.

No in-service withdrawals are permitted except in the case of an unforeseeable emergency. A participant may withdraw up to 50 percent of his or her account balance attributable to deferral contributions in the case of an unforeseeable emergency. An unforeseeable emergency is a severe financial hardship resulting from illness or accident of the participant, his or her spouse or a dependent; loss of the participant’s property due to casualty; or other such event beyond the control of the participant. Withdrawals made as a result of an unforeseeable emergency will be made in a cash lump sum payment.

Benefits are paid in a single lump sum in cash on termination of employment, death or disability. Benefits paid to key employees as a result of termination of employment will be delayed six months as may be required by law.

Upon a change-in-control, we would be required to fund a rabbi trust with the amount necessary to pay all benefits under the plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have employment agreements with each of the named executive officers. As noted above, Mr. Levy resigned effective March 23, 2006, and Mr. Foss provided notice of his voluntary resignation effective in April 2007.

These employment agreements and the scenarios under which we may owe payments to an executive following termination are described in the narrative following the Summary Compensation Table.

In addition to the employment agreement provisions concerning accelerated vesting of stock, the Compensation & Personnel Committee of the Board has provided for accelerated vesting upon a change of control under certain awards of stock options and restricted stock (including performance-based restricted stock) under the 1994 and 2003 Stock Incentive Plans. The Committee also has discretion under the 1994 and 2003 plans to accelerate the time at which any or all restrictions with respect to restricted stock or restricted stock units shall lapse or remove any and all such restrictions.

The Committee reviews our total compensation obligations to each of our senior executive officers under the following termination scenarios: voluntary termination, termination for cause, involuntary termination without cause and involuntary termination without cause following a change-in-control of the Company. In addition, the Committee reviewed with the independent consultant a quantitative analysis of the potential costs related to existing change-in-control severance arrangements. The Committee has determined that the potential compensation payable in these circumstances is consistent with its compensation philosophy and external practices.

The following tables and the notes following each quantify the expected payments to the named executive officers in each post-employment scenario, except Mr. Levy, whose actual post-employment compensation is described separately.

In addition to the amounts shown in the tables below, the named executive officers would be eligible under all scenarios to receive all accrued and vested benefits valued as of February 28, 2007 as follows:

•	All currently-exercisable stock options: Mr. Schoonover $988,636; Mr. Foss $656,856; Mr. Clark $1,527,341; Mr. Hedgebeth $48,375 and Mr. Jonas $331,338

•	The vested qualified 401(k) plan account balance: Mr. Schoonover $40,670; Mr. Foss $60,636; Mr. Clark $75,084; Mr. Hedgebeth $4,682 and Mr. Jonas $124,162

•	The vested Supplemental 401(k) plan account balance as reported in the Nonqualified Deferred Compensation Plan Table

•	The Retirement Plan single life annuity, payable at age 55 in all scenarios except death: Mr. Clark $30,670 and Mr. Jonas $9,787

Termination Due to Death

Upon termination due to death, the named executive officers are eligible for the following payments and benefits as of February 28, 2007:

	Cash Severance ($)	Pro Rata Bonus for Termination Year ($) (1)	Acceleration of Long-term Incentives ($) (2)	Present Value of Retirement Benefits ($)		Benefit Continuation ($)	280G Excise Tax Gross-ups ($)	Total ($) (3)
Schoonover	0	0	5,227,564	0		0	0	5,227,564
Foss	0	230,000	2,969,756	0		0	0	3,199,756
Clark	0	210,000	2,192,650	331,278	(4)	0	0	2,733,928
Hedgebeth	0	0	1,464,375	0		0	0	1,464,375
Jonas	0	0	1,689,345	0		0	0	1,689,345

(1)	Upon termination due to death, Mr. Foss and Mr. Clark would receive a pro rata “minimum” bonus payout for the year of termination. These minimum bonus rates would be equivalent to the threshold amount listed in the “Grants of Plan-Based Awards” table under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”
(2)	Upon termination due to death, each of the named executive officers’ estate or beneficiaries would receive immediate vesting of all outstanding stock awards.
(3)	In addition to the above amounts, upon termination due to death, the named executive officers would be eligible to receive a basic life insurance benefit under the Circuit City Stores, Inc. Associate Life Insurance Plan as follows: Mr. Schoonover $900,000; Mr. Foss $575,000; Mr. Clark $525,000; Mr. Hedgebeth $340,000 and Mr. Jonas $375,000. Above these levels, additional supplemental life insurance is optional, and the premiums for any elected supplemental life insurance are entirely employee-paid.
(4)	Mr. Clark is a participant in our Benefit Restoration Plan. Upon termination due to death, benefits would be payable to Mr. Clark’s spouse. The table reflects the lump sum present value of the single life annuity of $33,502 payable to Mr. Clark’s spouse. In addition, Mr. Clark’s spouse would receive the Retirement Plan single life annuity of $13,937 per year in the event of his death.

Termination Due to Disability

Upon termination due to disability, the named executive officers are eligible for the following payments and benefits as of February 28, 2007:

	Cash Severance ($)	Pro Rata Bonus for Termination Year ($) (1)	Acceleration of Long-term Incentives ($) (2)	Present Value of Retirement Benefits ($)	Benefit Continuation ($)	280G Excise Tax Gross-ups ($)	Total ($) (3)
Schoonover	0	0	5,227,564	0	0	0	5,227,564
Foss	0	460,000	2,969,756	0	0	0	3,429,756
Clark	0	420,000	2,192,650	0	0	0	2,612,650
Hedgebeth	0	0	1,464,375	0	0	0	1,464,375
Jonas	0	0	1,689,345	0	0	0	1,689,345

(1)	Upon termination due to disability, Mr. Foss and Mr. Clark would receive a pro rata target bonus payout for the year of termination. These target bonus rates would be equivalent to the target amount listed in the “Grants of Plan-Based Awards” table under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”

(2)	Upon termination due to disability, each of the named executive officers would receive immediate vesting of all outstanding stock awards.
(3)	In addition to the amounts shown above, each of the named executive officers would be eligible upon disability to receive a monthly long-term disability benefit of $14,167 under the Circuit City Stores, Inc. Associate Long-Term Disability Plan.

Involuntary Termination by the Company without Cause and Termination by Executive with Good Reason

Upon involuntary termination by the company without cause or termination by the executive with Good Reason (as described earlier), the named executive officers are eligible for the following payments and benefits as of February 28, 2007:

	Cash Severance ($) (1)	Pro Rata Bonus for Termination Year ($) (2)	Acceleration of Long-term Incentives ($) (3)	Present Value of Retirement Benefits ($)	Benefit Continuation ($) (4)	280G Excise Tax Gross-ups ($)	Total ($)
Schoonover	1,800,000	0	202,300	0	74,564	0	2,076,864
Foss	2,070,000	460,000	210,425	0	60,478	0	2,800,903
Clark	1,890,000	420,000	126,050	0	73,908	0	2,509,958
Hedgebeth	544,000	0	37,625	0	61,188	0	642,813
Jonas	600,000	0	131,145	0	58,964	0	790,109

(1)	Cash severance equal to the sum of current base salary and target annual bonus multiplied by: 1.0x in the case of Mr. Schoonover, Mr. Hedgebeth and Mr. Jonas; 2.0x in the case of Mr. Foss and Mr. Clark.
(2)	Upon involuntary termination without cause or termination by the executive for Good Reason, Mr. Foss and Mr. Clark would receive a pro rata target bonus payout for the year of termination. These target bonus rates would be equivalent to the target amount listed in the “Grants of Plan-Based Awards” table under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”
(3)	Immediate vesting of all outstanding stock awards, with the exception of outstanding awards with performance-based vesting criteria that would have become vested between the date of termination and expiration of the current renewal period as specified in the employment agreements as follows: Mr. Schoonover – October 3, 2007; Mr. Foss – August 5, 2008; Mr. Clark – December 3, 2007; Mr. Hedgebeth – July 10, 2007.
(4)	Includes the value of continued participation in all health and welfare benefit plans for two years following termination (one year in the case of Mr. Hedgebeth and Mr. Jonas) and outplacement fees not to exceed $50,000.

Termination by the Company without Cause following a Change-in-Control / Termination by Executive for Good Reason Following a Change-in-Control

Upon termination by the company without cause following a change-in-control or termination by the executive for Good Reason following a change-in-control, the named executive officers are eligible for the following payments and benefits as of February 28, 2007:

	Cash Severance ($) (1)	Pro Rata Bonus for Termination Year ($) (2)	Acceleration of Long-term Incentives ($) (3)	Present Value of Retirement Benefits ($)	Benefit Continuation ($) (4)	280G Excise Tax Gross-ups ($) (5)	Total ($)
Schoonover	3,600,000	0	5,227,564	0	203,156	4,233,279	13,264,000
Foss	3,105,000	460,000	2,969,756	0	258,605	1,677,367	8,470,728
Clark	2,835,000	420,000	2,192,650	0	188,750	1,499,267	7,135,667
Hedgebeth	1,088,000	0	1,464,375	0	140,968	766,124	3,459,467
Jonas	1,200,000	0	1,689,345	0	136,520	748,061	3,773,926

(1)	Cash severance payable in a lump sum equal to the sum of current base salary and target annual bonus multiplied by: 2.0x in the case of Mr. Schoonover, Mr. Hedgebeth and Mr. Jonas; 3.0x in the case of Mr. Foss and Mr. Clark.
(2)	Upon termination by the Company without cause following a change-in-control or termination by the executive for Good Reason following a change-in-control, Mr. Foss and Mr. Clark would receive a pro rata target bonus payout for the year of termination. These target bonus rates would be equivalent to the target amount listed in the “Grants of Plan-Based Awards” table under the heading “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”
(3)	Immediate vesting of all outstanding stock awards, assuming the Compensation & Personnel Committee exercises its authority to accelerate vesting of all outstanding awards upon a change-in-control.
(4)	Includes the value of continued participation in all health and welfare benefit plans for two years following termination (three years in the case of Mr. Foss and Mr. Clark), a lump sum payment equal to 2.0x the cost of perquisites currently provided to each executive (3.0x in the case of Mr. Foss and Mr. Clark) and outplacement fees not to exceed $50,000.
(5)	Includes reimbursement for the excise tax imposed by Section 4999 of the Internal Revenue Code, plus all taxes imposed on the reimbursement payment. However, in the case of Mr. Hedgebeth the value of change-in-control severance benefits is capped at 2.99x base salary and most recent bonus paid (or if no bonus has been paid, his target annual bonus). This limit applies to the cash severance payments, outplacement fees, health and welfare benefits continuation and payments based on the cost of perquisites. The value of accelerated stock options and restricted shares is not subject to this limit. Excise tax reimbursements will continue to apply and may cause total benefits to exceed the 2.99 limit.

Termination by the Executive without Good Reason or Termination by the Company for Cause

Upon a termination by the executive without Good Reason or upon termination by the company for cause (as defined in our employment agreements), the named executive officers do not receive cash severance or any other payments or benefits contingent on the termination.

Upon termination by the executive without Good Reason or upon termination by the company for cause, the named executive officers are only eligible for accrued / unpaid compensation and/or benefits through the date of termination, including:

•	unpaid base salary for service through the date of termination and

•	all other benefits to which the executive has a vested right as of the termination date, including exercisable stock options.

Post-employment compensation paid to Brian Levy

Brian E. Levy, President and Chief Executive Officer of InterTAN Canada, Ltd. advised Circuit City Stores, Inc. on March 23, 2006 of his desire to voluntarily resign and retire effective immediately. The effective date of Mr. Levy’s separation from employment was May 7, 2006.

In accordance with the terms of Article 7.3 his Employment Agreement dated March 30, 2004, Mr. Levy received his regular base salary through May 7, 2006, but did not receive severance or benefits following that date. Mr. Levy was entitled to receive payments for liabilities assumed by InterTAN Canada, Ltd and guaranteed by Circuit City under the InterTAN, Inc. Deferred Compensation Plan. This deferred compensation was accelerated and paid in a one time payment of $2,483,316 on May 30, 2006. This amount is included in the Summary Compensation Table in the column titled “All Other Compensation.”

Mr. Levy received an annual bonus for fiscal year 2006 at a target level of 66 percent of his base salary for fiscal year 2006. He was also paid a pro-rata bonus of $67,873.23 USD for fiscal year 2007 covering the period up to his separation date of May 7, 2006.

Circuit City accelerated vesting of nonqualified stock options covering 12,500 shares at an option exercise price of $10.67 per share which were awarded on May 12, 2004 and were originally scheduled to vest on May 12, 2006. In addition, we accelerated the vesting of a nonqualified stock option to purchase 75,000 shares of our common stock at an exercise price of $10.67 per share. These options, together with other vested stock options held by Mr. Levy as of his separation date, were exercisable until August 8, 2006, as provided under the terms of the applicable stock option plans and related stock option agreements.

BENEFICIAL OWNERSHIP OF SECURITIES

Stock Ownership of Directors and Officers. We encourage stock ownership by our directors, officers and employees. The following table sets forth information regarding beneficial ownership of Circuit City’s common stock, as of April 19, 2007 for each director; the named executive officers; and our directors and executive officers as a group.

	Beneficial Ownership (1)
Name	Option Shares That May Be Acquired within 60 Days after April 19, 2007 (2)	Total Shares of Common Stock Beneficially Owned as of April 19, 2007 (3)	Percent of Class
NAMED EXECUTIVE OFFICERS
Philip J. Schoonover*	318,334	549,309	*	*
Michael E. Foss*	161,667	344,069	*	*
George D. Clark, Jr.	219,240	372,590	*	*
Reginald D. Hedgebeth	45,000	115,000	*	*
Eric A. Jonas, Jr.	80,000	158,018	*	*
Brian E. Levy	0	0	*	*

DIRECTORS			*	*
Ronald M. Brill	8,408	36,044	*	*
Carolyn H. Byrd	11,153	34,159	*	*
Ursula O. Fairbairn	0	16,531	*	*
Barbara S. Feigin	15,986	43,638	*	*
James F. Hardymon	15,986	44,519	*	*
Alan Kane	0	36,491	*	*
Allen B. King	0	24,888	*	*
Mikael Salovaara	15,986	82,594	*	*
J. Patrick Spainhour	0	13,496	*	*
Carolyn Y. Woo	12,191	34,674	*	*
All directors and executive officers as a group (27 persons)	1,487,596	3,071,060	1.80%

*	Mr. Schoonover and Mr. Foss are also directors.
**	Less than 1 percent of class, based on the total number of shares of common stock outstanding on April 19, 2007.
(1)	Unless otherwise noted, each shareholder has sole voting power and sole investment power with respect to the securities shown in the table below.
(2)	Includes shares of common stock that could be acquired through the exercise of stock options within 60 days after April 19, 2007.
(3)	In addition to the option shares described in note (2) above, includes restricted stock held by the named executive officers as follows: Mr. Schoonover 230,975; Mr. Foss 182,402; Mr. Hedgebeth 70,000; Mr. Jonas 78,543; and 571,095 awarded to other executive officers.

In addition to the option shares described in note (2) above, includes non-vested restricted stock units, deferred restricted stock units and additional non-vested or deferred units earned as dividends on the restricted stock unit awards held by the Directors as follows: Mr. Brill 8,538; Ms. Byrd 21,563; Ms. Fairbairn 8,579; Ms. Feigin 23,013; Mr. Hardymon 23,013; Mr. Kane 21,563; Mr. King 20,844; Mr. Salovaara 21,563; Mr. Spainhour 13,288; and Ms. Woo 8,538. Additionally, Ms. Feigin and Mr. Hardymon each have 1,451 stock units that represent deferred stock retainer awards made in fiscal years 2000, 2001 and 2002 in connection with service as a non-employee director.

The restricted stock units and deferred stock units held by the Directors are not shares of common stock and have no voting power.

Principal shareholders. The following table contains information regarding the persons we know beneficially own more than 5 percent of our common stock as of April 19, 2007.

Name and Address	Shares of Common Stock Beneficially Owned
	Number	Percent of Class
FMR Corp. (1) 82 Devonshire Street Boston, Massachusetts 02109	21,675,464	12.375%
Wellington Management Company, LLP (2) 75 State Street Boston, MA 02109	18,022,320	10.26%
Maverick Capital, Ltd. (3) 300 Crescent Court, 18th Floor Dallas, TX 75201	11,162,284	6.4%

(1)

Information concerning the Circuit City common stock beneficially owned by FMR Corp. (“FMR”) was obtained from a Schedule 13G/A filed on February 14, 2007. According to the Schedule 13G, FMR is a parent holding company and certain members of the family of Edward C. Johnson 3rd, Chairman of FMR, may be deemed members of a group that controls FMR. The Schedule 13G indicates that of the 21,675,464 shares beneficially owned: (i) 19,643,875 shares are beneficially owned by Fidelity Management & Research Company (“Fidelity Research”), a wholly owned subsidiary of FMR and a registered investment advisor; (ii) 81,300 shares are beneficially owned by Fidelity Management Trust Company (“Fidelity Trust”), a wholly owned subsidiary of FMR and a bank, which serves as investment manager for certain institutional accounts; (iii) 600 shares are beneficially owned by Strategic Advisers, Inc., a wholly-owned subsidiary of FMR and an investment adviser which provides investment advisory services to individuals; (iv) 418,470 shares are beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and an investment advisor to institutional accounts, non-U.S. mutual funds or investment companies; (v) 1,044,458 shares are beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank; and (vi) 486,761 shares are beneficially owned by Fidelity International Limited (“Fidelity International”), a foreign-based subsidiary and investment adviser for certain institutional investors. FMR and Mr. Johnson have sole power to dispose of the shares beneficially owned and sole power to vote the shares beneficially owned by Fidelity Trust, PGALLC and PGATC. However, the trustees of the mutual funds managed by Fidelity Research have sole power to vote the shares that are beneficially owned by Fidelity Research. FMR and Fidelity International believe that they are not acting as a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934 (“Exchange Act”), as amended, and therefore believe that they are not otherwise required to attribute to each other the “beneficial ownership” of the securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 of the Exchange Act.

(2)	Information concerning the Circuit City common stock beneficially owned by Wellington Management Company, LLP (“Wellington”) was obtained from a Schedule 13G/A filed on March 12, 2007. According to the Schedule 13G, Wellington is an investment advisor and has shared voting power for 10,634,520 shares and shared dispositive power for 17,974,920 shares. The shares are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of Circuit City’s common Stock.
(3)

Information concerning the Circuit City common stock beneficially owned by Maverick Capital, Ltd (“Maverick”) was obtained from a Schedule 13G filed on February 14, 2007 by Maverick Capital, Ltd, Maverick Capital Management, LLC and Lee S. Ainslie, III. According to the Schedule 13G, Maverick is an investment advisor and a parent holding company with sole voting power and sole dispositive power for the 11,162,284 shares through the investment discretion it exercises over its clients’ accounts. Maverick Capital

Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is the manager of Maverick Capital Management LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations.

EQUITY COMPENSATION PLANS INFORMATION

The following table gives information about Circuit City common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of February 28, 2007.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved by Security Holders (1)	8,839,037	(2)	$18.16	(3)	5,474,104	(4)(5)
Equity Compensation Plans Not Approved by Security Holders	—		—		—
Total	8,839,037				5,474,104

(1)	Includes the following equity compensation plans that have been approved by shareholders: the Amended and Restated 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan (the “ESPP”), the 2000 Non-Employee Directors Stock Incentive Plan (the “2000 Directors Plan”), the Circuit City Stores, Inc. 2003 Stock Incentive Plan, the Circuit City Stores, Inc. 1994 Stock Incentive Plan (the “1994 Plan”) and the InterTAN, Inc. 1996 Stock Option Plan (the “1996 InterTAN Plan”). The 1994 Plan has been terminated and no additional awards may be made under it. The 1996 InterTAN Plan was approved by shareholders of InterTAN and assumed by Circuit City in connection with Circuit City’s acquisition of InterTAN in May 2004.
(2)	Includes shares of common stock that may be issued to settle deferred compensation obligations and restricted stock units that have been awarded pursuant to the 2000 Directors Plan and the 2003 Stock Incentive Plan.
(3)	Excludes restricted stock units and shares of common stock that may be issued to settle deferred compensation obligations.
(4)	Includes restricted stock, restricted stock units, options and stock appreciation rights that may be awarded under the 2000 Directors Plan, the 2003 Stock Incentive Plan and the 1996 InterTAN Plan.
(5)	Includes 1,411,287 shares remaining available for issuance under the ESPP. Under the ESPP, certain officers of the Company may, by written consent, increase the maximum number of shares of the Company’s common stock that may be purchased under the ESPP as they deem necessary to accommodate cumulative purchases of common stock for any calendar year. However, the officers may not increase the number of shares reserved for issuance under the ESPP by more than 1 percent of the number of shares of common stock outstanding as of December 31 of the previous calendar year. Without further shareholder authorization, the number of shares added to the ESPP under this mechanism plus the 2,474,454 shares that were available for purchase as of March 1, 2004 will not exceed 20,000,000, subject to adjustment for stock dividends, stock splits and other recapitalizations as contemplated under the plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10 percent of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater-than-10 percent shareholders are required by regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

Based on our review of the copies of those forms, and any amendments we have received, and written representations from our officers and directors, we believe that all officers, directors and beneficial owners of more than 10 percent of Circuit City’s common stock complied with all of the filing requirements applicable to them with respect to transactions during the fiscal year ended February 28, 2007, except that one report was filed late by Mr. Foss with respect to the withholding of shares to pay his tax liability upon the vesting of restricted stock on June 16, 2006. Due to an error by the Company, the transaction was not reported to the Securities and Exchange Commission until July 18, 2006.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts under a written charter adopted by the Board of Directors. The Committee’s primary purpose is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).

During fiscal year 2007, the Committee met with management, the internal auditors and the independent registered public accounting firm. Regularly throughout the year, the Committee had separate private sessions with the independent registered public accounting firm and the internal auditors to discuss, among other things, financial management; accounting and internal control issues; assessment of the Company’s risks; audit plans; and the overall quality of the Company’s financial reporting.

In performing its oversight role, the Audit Committee has reviewed and discussed the following with management and/or the independent registered public accounting firm:

•	Quarterly and year-end results

•	The quality and acceptability of the audited financial statements

•	Management’s discussion and analysis and the Company’s disclosure controls and procedures and internal control over financial reporting

•	The Company’s compliance with Section 404 of the Sarbanes-Oxley Act relative to testing of internal control over financial reporting

•	The matters required to be discussed with the independent registered public accounting firm under Statement on Auditing Standards No. 61, Communication with Audit Committees

The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit

Committees. The Company has also considered whether the provision of specific non-audit services by the independent registered public accounting firm is compatible with maintaining its independence.

Based on the review and discussions described in this report, and subject to the limitations on its role and responsibilities described in this report and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports and the Company’s internal control over financial reporting, and of the independent registered public accounting firm who, in its reports, expresses opinions on the conformity of the Company’s annual consolidated financial statements with U.S. generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

AUDIT COMMITTEE

Ronald M. Brill, Chair

Carolyn H. Byrd

Allen B. King

J. Patrick Spainhour

Carolyn Y. Woo

ITEM TWO –– RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, an independent registered public accounting firm, served as the Company’s independent registered public accounting firm during the fiscal year ended February 28, 2007, and has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for the current fiscal year. Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Although shareholder ratification is not required by the Company’s Bylaws or otherwise, the Board, as a matter of good corporate governance, is requesting that shareholders ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008. If shareholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider its appointment.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

The following table presents fees billed to the Company by KPMG LLP for the fiscal years ended February 28, 2007, and February 28, 2006:

	2007	2006
Audit Fees	$2,008,264	$1,888,000
Audit-Related Fees	$48,000	$72,000
Tax Fees	$77,896	$208,447
All Other Fees	$0	$0

Audit Fees include fees billed for the audit of the annual consolidated financial statements and of the Company’s internal control over financial reporting, quarterly reviews of unaudited financial statements, and consents and other services related to registration statements filed with the Securities and Exchange Commission.

Audit-Related Fees for 2007 and 2006 include fees billed for audits of employee benefit plans and audits of the statutory financial statements of a foreign subsidiary. Audit-Related Fees for 2006 also include fees for due diligence assistance on a proposed acquisition.

Tax Fees include fees billed for tax compliance, tax advice and tax planning.

The Audit Committee has adopted pre-approval guidelines for services performed by the Company’s independent registered public accounting firm. The guidelines require advance approval of all audit and non-audit services performed by KPMG LLP for the Company. Non-audit services involving fees payable to KPMG LLP of $25,000 or less may be approved in advance by the Chair of the Audit Committee, who then reports the approval at the next scheduled Audit Committee meeting. All services performed by KPMG during fiscal 2007 and fiscal 2006 were approved in accordance with the Committee’s pre-approval guidelines.

OTHER BUSINESS

At this time, the Company does not know of any other business that will be presented to shareholders at the meeting. If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION

AT THE 2008 ANNUAL MEETING

All proposals submitted by shareholders for presentation at the 2008 Annual Meeting must comply with the Securities and Exchange Commission’s rules regarding shareholder proposals. In addition, Section 1.3 of the Company’s Bylaws provides that, in addition to other applicable requirements, for business to be properly brought before an Annual Meeting by a shareholder, the shareholder must give timely written notice to the Secretary or an Assistant Secretary at the principal office of the Company. The notice must be received (1) on or after February 1 and before March 1 of the year in which the meeting will be held, if clause (2) is not applicable, or (2) not less than 90 days before the date of the meeting if the date for that meeting prescribed in the Bylaws has been changed by more than 30 days. The shareholder’s notice must include:

•	the name and address of the shareholder, as they appear on the Company’s stock transfer books;

•	the number of shares of stock of the Company beneficially owned by the shareholder;

•	a representation that the shareholder is a record holder at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and

•	any interest that the shareholder may have in such business.

The proxies will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided timely written notice as required by the Bylaws.

A proposal that any shareholder desires to have included in the proxy statement for the 2008 Annual Meeting of shareholders must be received by the Company no later than January 1, 2008.

By Order of the Board of Directors,

Reginald D. Hedgebeth
Senior Vice President, General Counsel and Secretary

April 27, 2007

CIRCUIT CITY STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, June 26, 2007 10:00 a.m. (EDT)

Circuit City Stores, Inc.

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 26, 2007.

The shareholder named on the reverse side, having received the Annual Report on Form 10-K for the fiscal year ended February 28, 2007, and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated April 27, 2007, hereby appoints Reginald D. Hedgebeth and Robert L. Burrus, Jr. (the “Named Proxies”), and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and vote the shares of Circuit City Stores, Inc. (the “Company”) common stock, which the shareholder on the reverse side would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 26, 2007, at 10:00 a.m., Eastern Daylight Time, and any adjournment thereof, with full discretion to vote on any matter that may come before the Annual Meeting, except that such shares shall be voted in accordance with the special instructions set forth on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK * * * EASY * * * IMMEDIATE

• Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 25, 2007.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/cc/ — QUICK * * * EASY * * * IMMEDIATE

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 25, 2007.

• Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Circuit City Stores, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01 Barbara S. Feigin	03 Carolyn Y. Woo	` Vote FOR all nominees	` Vote WITHHELD
		02 Allen B. King	04 James F. Hardymon	for the terms set forth	from all nominees
in the Proxy Statement
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

` FOR ` AGAINST ` ABSTAIN

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR ITEMS 1 AND 2.

Any proxy or proxies previously given for the meeting are revoked.

IF YOU DO NOT PLAN TO VOTE YOUR SHARES BY PHONE OR INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change? Mark Box ` Indicate changes below: Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.